Exhibit 10.22

INVESTOR BUSINESS TERMS

HashKey Bermuda Limited is an exempted company limited by shares incorporated under the laws of Bermuda which has been granted a Class F licence by the Bermuda Monetary Authority under the Digital Asset Business Act 2018 to operate a digital asset trading platform.

THESE TERMS (AS AMENDED, SUPPLEMENTED OR MODIFIED FROM TIME TO TIME), TOGETHER WITH THE RELATED ACCOUNT OPENING DOCUMENTS, THE EXCHANGE RULES, ANY OTHER RELEVANT AGREEMENTS INTO WHICH THE CLIENT AND HBML HAVE ENTERED, CONSTITUTE THE ENTIRE AGREEMENT BETWEEN YOU AND HASHKEY BERMUDA LIMITED, AND CONTAIN IMPORTANT TERMS AND CONDITIONS APPLICABLE TO THE ACCOUNT AND GOVERN YOUR USE OF HASHKEY’S PRODUCTS AND SERVICES.

HBML MAY IN ITS ABSOLUTE DISCRETION DISCLOSE TO THE CLIENT THE RISKS OF THE CLIENT’S USE OF THE PRODUCTS AND SERVICES FROM TIME TO TIME, AND IN PARTICULAR, IN CLAUSE 58 OF THESE TERMS AND IN THE CLIENT RISK DISCLOSURES STATEMENT. THESE TERMS DO NOT FULLY DISCLOSE THE RISKS OR MATERIAL ASPECTS OF CONDUCTING TRANSACTIONS OR USING THE SERVICES. THE CLIENT SHOULD NOT CONSTRUE THESE TERMS OR ANY TERMS OF THE AGREEMENT AS LEGAL, TAX OR FINANCIAL ADVICE. HBML IS NOT ACTING AS THE CLIENT’S FINANCIAL ADVISOR AND THE CLIENT MUST NOT REGARD HBML AS ACTING IN THAT CAPACITY. THE CLIENT SHOULD CONSULT HIS OWN INDEPENDENT PROFESSIONAL ADVISORS BEFORE ENTERING INTO ANY TRANSACTION AND ONLY USE THE SERVICES IF THE CLIENT HAS FULLY UNDERSTOOD THE NATURE, THE CONTRACTUAL RELATIONSHIP INTO WHICH HE IS ENTERING, ALL RELEVANT TERMS AND CONDITIONS AND THE NATURE AND EXTENT OF THE CLIENT’S EXPOSURE TO LOSS. THE CLIENT HAS BEEN RECOMMENDED TO READ THESE TERMS CAREFULLY AND RETAIN THESE FOR THE CLIENT’S RECORDS.

The Client agrees to be bound by the following terms and conditions which will apply to Products and Services which HBML may in its absolute discretion provide to the Client from time to time.

References in these terms to “HashKey”, “we”, “our” or “us”, are to HBML and/or a HashKey group entity depending on the services being discussed, and references to “you” or “your” are to the person with whom HBML enters into this Agreement.

By signing up to use an account through HashKey.com, application programming interfaces, or mobile applications published by HBML or its Affiliate, you acknowledge and agree that you have read, understood, and agree to be bound by all of the provisions set out in these Terms (and any additional terms) which will apply to the Products and Services which HBML may in its absolute discretion provide to the Client from time to time. You also agree that you have read, understood and accept the Client Risk Disclosures Statement, our Complaint Handling Procedure, our Privacy Policy, and our Exchange Rules (as amended, supplemented or modified from time to time), which form part of these Terms.

By using the Products you also agree to all additional terms associated with the Products which form part of this Agreement between you and HashKey (“Additional Terms”). Defined terms used in any Additional Terms will have the same meaning as in these Terms, unless otherwise specifically defined in the Additional Terms.

The Additional Terms apply to the following HashKey Products:
- Perpetual Futures

PART 1: GENERAL TERMS

Definitions and Interpretation

In these Terms the following words and expressions shall have the following meanings: -

“Account” means the account (including its sub-account, if any) opened by the Client with, HashKey Exchange for the purpose of utilizing the Services including but without limitation to, the sale and purchase of Digital Assets and recording the Client’s Transactions;

“Additional Terms” means the product-specific terms and conditions that apply to the Client’s use of specific Products, in addition to these Terms, which form part of this Agreement between the Client and HashKey;

“Affiliate” means:

(a) in relation to a corporation, partnership or any other form of legal entity, another entity or person that, directly or indirectly, is Controlling, Controlled by or under common Control with such entity; or

(b) in relation to any individual, any of his Associates;

“Agreement” means the written agreement between the Client and HBML regarding the opening, maintenance and operation of the Account as amended from time to time, including but not limited to these Terms, the Additional Terms, the Rules, any document setting out the fees, costs, charges and expenses that may apply to any service provided by HashKey Exchange, any Instruction and/or any Transaction, and any other rules, notifications, guidelines, terms or agreements designated by HBML from time to time;

“Airdrop” means the attempted distribution or distribution by a Digital Asset network of any Digital Assets to Digital Asset addresses of a supported network;

“AML/CFT Requirements” means the anti-money laundering or counter-financing of terrorism requirements prescribed by Applicable Laws, including but not limited to the following laws and regulations in Bermuda: Proceeds of Crime (Anti-Money Laundering and Anti-Terrorist Financing Supervision and Enforcement) Act 2008, Proceeds of Crime (Anti-Money Laundering and Anti-Terrorist Financing) Regulations 2008 and the Anti-Terrorism (Financial and Other Measures) Act 2004, together with any other relevant legislation that may come into force from time to time;

“Applicable Laws” means any local or foreign law, ordinance, regulation, demand, guidance, guidelines, rules, codes of practice, whether or not relating to Government Agencies as amended, reacted and replaced from time to time;

“Associate” means, in relation to an individual a minor child of that individual and any company or trust which is directly or indirectly Controlled by such individual;

“Authorized Person(s)” means those individuals who have been designated by or duly authorized by the Client pursuant to necessary corporate or other actions (which shall be evidenced by appropriate documentation delivered and acceptable to HBML) to act on the Client’s behalf in connection with these Terms subject to the completion of the verification and other procedures in connection with AML/CFT Requirements with respect to such individuals by HBML;

“BMA” means the Bermuda Monetary Authority;

“Cancellation Instructions” has the meaning given in Clause 9;

“Clearly Erroneous Transaction” has the meaning given in Clause 42.1;

“Client” means a person or entity who has opened an Account with HBML, including the person’s or entity’s successors and assigns (as applicable);

“Control” means:

(a) the power (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) to appoint and/or remove all or such number of the members of the board of directors or other governing body of an entity or partnership as are able to cast a majority of the votes capable of being cast by the members of that board or body on all, or substantially all, matters, or otherwise to control or have the power to control the policies and affairs of that person; and

(b) the holding and/or the possession of the beneficial interest in and/or the ability to exercise the voting rights applicable to shares or other securities in any person which confer in aggregate on the holders thereof more than 50% of the total voting rights exercisable at general meetings of that person on all, or substantially all, matters, and, “Controls”, “Controlling”, and “Controlled” shall be construed accordingly;

“Custodian” means HashKey Xpert Limited which:

(a) is a limited liability company incorporated in Hong Kong;

(b) holds a “trust or company service provider licence” (Licence No T006486) under the Anti-Money Laundering and Counter-Terrorist Financing Ordinance (Cap. 615 of the Laws of Hong Kong); and

(c) is an Affiliate of HBML.

“Custody Services” has the meaning given in Clause 13.1;

“CRS Information” has the meaning given in Clause 39;

“Digital Asset” means digital representations of value which may be in the form of digital tokens (such as digital currencies, utility tokens or security or asset-backed tokens), any other virtual commodities, crypto assets or other assets of essentially the same nature, that is available on the HashKey Exchange as determined and approved by HBML from time to time for use in connection with the Products, Services and any services provided by HBML to the Client;

“Digital Asset Service Providers” means a natural or legal person that (i) meets the definition given to such term under the FATF Guidelines; (ii) complies with the FATF Guidelines; and (iii) has a digital address that has been approved by HBML;

“Dispute” means any dispute, claim, controversy or difference arising out of or in connection with the Terms or any Additional Terms, including any question regarding its existence, validity, subject matter, interpretation, negotiation, termination or enforceability, and any dispute, claim, controversy or difference regarding any non-contractual obligations arising out of or in connection with the Services or Products;

“Event of Default” means the events as set out in Clause 26.1;

“FATCA” means the U.S. Foreign Account Tax Compliance Act (as amended and updated);

“FATF Guidelines” means any official guidance published by the Financial Action Task Force as applicable to Digital Assets and/or Digital Asset Service Providers, including without limitation the Updated Guidance for a Risk-Based Approach to Virtual Assets and Virtual Asset Service Providers published by the Financial Action Task Force on 28 October 2021 (as amended or updated);

“Force Majeure Event” means any events that are beyond the reasonable control of HBML, including but not limited to, nationalization, expropriation, currency restrictions, acts of state, acts of God, earthquakes, fires, floods, typhoons, tsunami, wars, civil or military disturbances, sabotage, terrorism and cyber-terrorism, security, integrity, and availability of the internet or blockchain networks, epidemics, pandemics, public health crisis, riots, interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services, accidents, labor disputes, regulatory changes, power failures or breakdowns in communications links or equipment of HBML, its Affiliates or nominees, its contractors, agents or representatives.

“Fork” means any change in the operating rules of the underlying protocols of a Digital Asset that may result in: a) more than one version of that Digital Asset; and/or b) HBML holding an amount (which may be an identical amount) of Digital Assets associated with each forked network, in each case as determined by HBML;

“Government Agency(ies)” means any governmental, semi-governmental, administrative, fiscal, regulatory judicial or quasi-judicial body, department, commission, authority, tribunal, agency or entity;

“HashKey Exchange” means the Digital Assets trading platform branded “HashKey Global” which is operated by HBML, which may be accessed via the Website, application programming interfaces or mobile applications;

“HashKey API” means the application programming interface service provided by HBML;

“HBML” means HashKey Bermuda Limited, which is an exempted company limited by shares incorporated in Bermuda with company number 202302864 and that has been granted a Class F licence under the Bermuda Monetary Authority under the Digital Asset Business Act 2018 to operate a digital asset trading platform;

“Infrastructure Participant” means any trading venue or other financial market infrastructure that facilitates the clearing, settlement, and recording of transactions relating to fiat currencies or Digital Assets;

“Instruction” means any communication which HBML deems as having been given by the Client or an Authorized Person in relation to a Transaction;

“KYC” means know-your-client;

“Loss” means any and all claims, demands, proceedings, losses (including any direct, indirect or consequential losses), damages (actual or consequential), liabilities, deficiencies, costs, charges and expenses, including without limitation all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement whether by a third person or otherwise;

“Network Event” in relation to a Digital Asset means any event (other than an Airdrop or Fork) in respect of the blockchain or the smart contract that underlies a Digital Asset, which is beyond HBML’s control, and results in either:

(a) a loss of control or ownership by HBML or a third party of any amount of such Digital Asset; or

(b) Transaction records on the blockchain being altered, reversed or otherwise invalidated, whether by way of a fraudulent act or consensus, which shall include without limitation any double spending attack, 51-percent attack, or blockchain reorganization, where in each such foregoing instance, HBML shall have the sole discretion to determine whether a Network Event has occurred;

“Network Participant” means a person or entity who has the ability to cause the occurrence of a Network Event, including any group of persons or entities acting in concert;

“Products” means the products offered by HBML from time to time;

“Proscribed Address” means:

(a) any blockchain address that appears in a list of addresses with which dealings are proscribed by the United Nations or another Government Agency or relevant authority under Applicable Laws, or is part of a group of addresses that appears in such a list; and

(b) without limiting the generality of this definition, an address stated on the United States of America Department of Treasury’s Specially Designated Nationals list;

“Proscribed Person” means a person who appears to HBML to:

(a) be in breach of any AML/CFT Requirements of any jurisdiction;

(b) appear in a list of persons with whom dealings are proscribed by the United Nations or another Government Agency or a regulatory authority under Applicable Laws; or

(c) act on behalf, or for the benefit of, any person described in paragraph (a) or (b);

“PRC” means People’s Republic of China;

“PRC Person(s)” includes, but is not limited to:

(a) corporate entities registered in the PRC; and

(b) Chinese citizens and foreign individuals who have resided within the territory of the PRC, for one full year, excluding foreign diplomats and the representatives of any international organization in the PRC;

“Rules” means all of the trading and operational rules and policies of HBML, as well as admission and removal rules and criteria and any procedures and requirements relating to HashKey Exchange, as amended from time to time;

“Sanctions” means any economic sanctions laws, regulations, embargoes or restrictive measures imposed by the United Nations Security Council and/or Bermuda, Hong Kong, Singapore, Japan, the United States of America, or any other jurisdictions selected for inclusion hereunder by HBML from time to time;

“Services” means any of the following services provided by HBML and/or the Custodian, HBML’s Affiliates or the HashKey group through the Hashkey Exchange to the Client from time to time subject to the Agreement:

(a) trading services for Digital Assets;

(b) custody services for Digital Assets and/or fiat currencies (if and where applicable); and

(c) access to Products;

“Taxes” means taxes, levies, imposts, charges and duties imposed by any authority (including stamp and transaction duties) together with any related interest, penalties, fines and expenses in connection with them, except if imposed on, or calculated having regard to, the overall net income of HBML;

“Terms” means these Investor Business Terms, together with any other documents expressly incorporated by reference, including the Additional Terms and the Client Risk Disclosures Statement, in each case as may be amended from time to time;

“Transactions” means any transactions concerning the purchase, subscription, sale, exchange or other disposal and/or dealings in any and all kinds of Digital Assets including (but not limited to) holding of Digital Assets on behalf of the Client and the provision of nominee or custodian service thereof and other transactions effected under or pursuant to these Terms and any other Agreement;

“Trust Account” has the meaning given in Clause 13.4;

“U.S.” means the United States of America; and

“Website” means www.global.hashkey.com, or any similar website relating to HashKey Exchange that is operated and maintained by HBML.

Unless expressly stated otherwise, in the event of, and only to the extent of, any conflict or inconsistency among or between any document or agreement that comprises the Agreement, the following order of precedence shall be applied, but only in so far as is necessary to resolve that conflict or inconsistency:

(a) terms and conditions applied to any specific products or services provided by us;

(b) these Terms; and

(c) any other document that comprises the Agreement.

1. Account and HBML’s Services

1.1. The Products and Services are available at HBML’s sole and absolute discretion and may change from time to time. To utilize the Products and Services, the Client shall open and maintain an Account.

1.2. To be eligible to use HashKey Exchange and the Products and Services, you must:

(a) acknowledge and agree that the Products and Services may be provided by HBML with the support of its Affiliates;

(b) be a natural or legal person or other body corporate with full legal capacity and authority to enter into this Agreement;

(c) in the case of an individual, be at least 18 years old or of legal age specified by Applicable Law in your jurisdiction of residence for a binding contract;

(d) in the case of an Authorized Person entering into these Terms on behalf of a body corporate, have all the necessary rights and authorities to bind such body corporate;

(e) not reside in a country where the relevant Products and Services are inaccessible;

(f) not be a Proscribed Person; and

(g) have not previously been suspended or refused from using the Services.

1.3. There are certain Products which may not be available to the Client depending on his/her jurisdiction of residence and other criteria.

1.4. The Client agrees that by using the Services and acquiring the Products in any capacity, the Client is legally bound by these Terms, the Additional Terms and all Applicable Laws.

1.5. The Client confirms and undertakes that all the information provided during and after the opening of the Account is complete, true and accurate, and shall inform HBML promptly of any changes to the information. HBML is authorized to conduct investigations to verify the information provided and require updates from the Client from time to time as it considers appropriate, including but not limited to information required to identify and verify the identity of the Client in accordance with AML/CFT Requirements.

1.6. The Client agrees on its behalf and on behalf of the Authorized Person that they have provided HBML with all documents or other information necessary to demonstrate the authority of the Authorized Person and will provide other documents and complete other requirements as HBML may require from time to time. HBML may refuse to recognize any authorization of the Authorized Person if in HBML’s reasonable judgement, it appears to be incomplete or improperly executed.

1.7. The Authorized Person must confirm on behalf of the Client that the Client is and will at all times continue to be the sole beneficial owner of the Account and the user of all Services provided by HBML and that the identities or other information of the ultimate beneficial owners of the Client are as presented by the Client in accordance with AML/CFT Requirements.

1.8. The Client expressly acknowledges and agrees that HBML may disclose the Client’s and/or the Account’s details to the Government Agencies or any third parties, as required by the Applicable Laws without prior notice to, or consent from, the Client. HBML will collect, use, and share this information in accordance with the Privacy Policy.

1.9. The Client is solely responsible for the security and operation of the Account and hereby confirms that it will not share the Client’s Account details with others or allow others to access, or use, the Client’s Account except with the express written agreement of HBML. The Client is solely responsible for the Account’s activities including authorized or unauthorized Transactions conducted through the Account. The Client hereby acknowledges that the Client is solely responsible for any Loss arising from, or in relation to, any authorized or unauthorized use of the Account.

1.10. Subject to any other clauses in this Agreement relating to custodial arrangements, the Client expressly acknowledges and agrees that none of the relationships between HBML, its Affiliates and nominees and the Client, the activities contemplated by the Agreement or any other matter whatsoever, shall give rise to any fiduciary or equitable duties by HBML in favor of the Client. In particular, there are no duties that would oblige HBML to accept responsibilities more extensive than those set out in the Agreement, or which prevent or hinder HBML from carrying out any of the activities contemplated by the Agreement. Save for the custodial arrangements with the Custodian, the Client agrees that HBML, its Affiliates and nominees, in providing the Services to the Client, has not acted and is not acting as a fiduciary or professional advisor to the Client and has not provided (or held itself out as providing) recommendation or advice to the Client with respect to particular investment decisions or advice of any other nature.

1.11. The Client expressly acknowledges and agrees that:

(a) in order to provide the Services (and in particular relating to the Transactions) as set out herein, HBML may, at its discretion and from time to time, use third party service providers, such as exchanges, brokers, banks and custodians;

(b) HBML may be unable to provide the Services (and in particular, for conducting any Transactions) as set out herein if the Client resides in a country where the relevant Services are inaccessible or the relevant services provided by any third party service providers become unavailable; and

(c) HBML shall not be in any way liable for the acts, omissions or unavailability or any Losses sustained in connection with the use of such third party service providers, provided that HBML shall have exercised reasonable care in its selection.

1.12. Where the Client fails to comply with these Terms and the Additional Terms then HBML may in its absolute discretion, close the Account.

1.13. HBML, may, at its sole discretion, refuse to open an Account for the Client without providing the Client with a reason. In particular, please note that an Account is intended for Clients who are authorized to access the Products and Services and it is not intended for Clients who are subject to any applicable restrictions. The Client is responsible for familiarizing himself/herself with and complying with any restrictions and/or requirements regarding the access and use of the Products or Services offered by HBML in each country or region from which the Client accesses them (or where applicable, the Product or Services are accessed on the Client’s behalf). HBML reserves the right to modify, change, or impose additional restrictions on the access and use of the Products and/or Services at any time, at its sole discretion, without prior notification.

1.14. HBML may designate a system for the purpose of providing clearing and settlement services. Clients shall settle all orders through the system and comply with the terms and conditions of the system as notified to the Clients from time to time. HBML may in its sole discretion determine a standard settlement period of each Digital Asset from time to time. At the conclusion of a Digital Asset transaction, a transfer or exchange, HBML shall make available promptly to the Client in writing (through the application interface on otherwise) the type, value, date, time, and amount of all transactions applicable to the Client’s Account, and the fee charged for transactions, including any charge for conversion of a Digital Asset to another Digital Asset or to fiat currency (if and where applicable). Information on the name and contact of HashKey Exchange, contact information allowing for a Client to request information about its Account, HashKey Exchange’s business activities in general, or the making of a complaint with respect to HashKey Exchange, shall be set out in all material times in these Terms or on the HashKey Exchange website.

2. Authority

2.1. HBML is authorized by the Client to open and maintain an Account and effect Transactions as an agent on behalf of the Client pursuant to the Instructions received from the Client and/or the Authorized Person(s) pursuant to these Terms.

2.2. The Client authorizes the Authorized Persons (where applicable) to have full authority to represent the Client in all matters in relation to all Transactions with HBML. All such documents, Instructions or orders, if given or signed by the Authorized Persons, shall be absolutely and conclusively binding on the Client.

2.3. Authorization:

(a) HBML is hereby authorized by the Client to buy and sell any Digital Assets for the Account and otherwise deal with any Digital Assets, receivables or monies (if and when deposits of such fiat currencies are accepted on HashKey Exchange) held in or for the Account pursuant to the Instructions received from Client and/or the Authorized Person(s);

(b) The Client will, and will procure that each of its Authorized Persons will, comply with any requirements HBML reasonably imposes in relation to the Instructions and any Applicable Laws;

(c) The Client understands that HBML allows the Client to send Digital Assets that HashKey Exchange supports to third parties (such as a Digital Asset Service Providers) approved by HBML, and to receive supported Digital Assets from such third parties and hold them pursuant to the Instructions. The Client acknowledges that HBML has the right to (i) delay, restrict or suspend trading of a Digital Asset on HashKey Exchange, (ii) delay, reject or cancel any pending Transaction, or (iii) freeze any Accounts in the following circumstances: (1) mismatching of orders in a Transaction, (2) upon HBML receiving any information that may reasonably be expected to materially affect market activity for, and the price of, any Digital Asset, (3) upon discovery or suspicion of any market manipulative and abusive activities, (4) any other circumstances which in the sole discretion of HBML will impair the fair and orderly operation of HashKey Exchange, or (5) as required by HBML’s internal policies. The Client acknowledges that HBML may not reverse a Transaction which has been broadcast to a Digital Asset network and shall not be responsible for any Transaction sent to incorrect third party addresses. It is the sole responsibility of the Client to check whether the third party address is correct.

3. Instructions

3.1. HBML is authorized to accept and act upon Instructions for any purpose in connection with, and subject to, these Terms pursuant to the Instructions received from the Client and/or the Authorized Person(s). The Client undertakes that he will not attempt to transfer (i) any Digital Assets or fiat currency (if and where applicable) or issue any Instructions for the transfer of Digital Assets or fiat currency (if and where applicable) unless the Client is the lawful owner of such Digital Assets or fiat currency, or otherwise has the absolute right to sell, assign, convey, transfer and deliver the Digital Assets or fiat currency, they are transferred in compliance with AML/CFT Requirements and FATF Guidelines, and are otherwise lawful, and they are free of any encumbrance; and (ii) anything else to HBML other than Digital Assets or fiat currency approved and supported by HBML;

3.2. All Instructions shall be given by the Client to HBML through the HashKey Exchange platform, HashKey API or other means designated by HBML. HBML may assume the authenticity of any Instructions given or purportedly given by the Client or any Authorized Person, or that any person claiming to be the Client’s authorized representative is in fact that person. HBML is not obliged to enquire into any of these matters. HBML is authorized to act upon any Instruction that it believes to be authentic and valid. HBML may conclusively rely on the Instructions if it believes that the Instructions were given by the Client or its Authorized Person and are duly authorized, accurate and complete, even though this may prove to be incorrect and even if the Client later sends to HBML further communications that differ in any respect from such original Instructions. The Client is responsible for ensuring the accuracy and completeness of the Instructions. The Client acknowledges and agrees that once an Instruction has been given, it cannot be revoked, and if acted on by HBML, the Instruction will be binding on the Client;

3.3. HBML shall be entitled to refuse to accept the Client’s application to utilize HashKey Exchange in its sole discretion without giving any reason therefor. However, if HBML accepts the Client’s application, the Client may give Instructions by electronic means in such manner as may be prescribed by HBML and HBML is authorized to accept and act upon Instructions given through the Client’s Account in accordance with these Terms. In such case, HBML shall use reasonable endeavours to execute the Instructions, but does not warrant that the Instructions will be wholly or partially executed or will be executed by a certain time;

3.4. HBML shall not be responsible for any Loss resulting from any delay in the execution of a Transaction unless where such delay is due to HBML’s fraud, gross negligence or wilful misconduct.

4. Priority

The orders of HashKey Exchange are matched in the trading system according to the rule of “price priority-time priority”:

(a) Price Priority: First execute the buy order with the highest price and the sell order with the lowest price.

(b) Time Priority: For the orders with the same price, first match the orders with the first timestamp (i.e. the orders with the earliest time).

5. Market Fluctuations and Extreme Market Events

5.1. The Client acknowledges that due to the nature of Digital Assets (whether or not they are securities or futures or contracts), it may not always be possible to execute orders at the prices quoted “at best” or “market” and the Client agrees in any event to be bound by Transactions executed by HBML following Instructions given by the Client and/or the Authorized Person(s).

5.2. If HBML acting reasonably determines that an extreme market event is occurring in relation to a Digital Asset or multiple Digital Assets offered on the HashKey Exchange, the Client agrees that HBML may take such action as it considers necessary, and in accordance with Applicable Laws, to respond to this extreme market event by immediately suspending or terminating some of the Products or Services, immediately removing or de-listing a Digital Asset from the HashKey Exchange, forcing redemptions or liquidations by the Client of certain Digital Assets and changing the allocation of a Digital Asset to the Client.

6. Clear Funds

Unless otherwise agreed, in respect of each Transaction, the Client must have sufficient and clear funds of the relevant type of asset recorded in its Account to settle the obligations under the proposed Transaction, inclusive of any applicable fees and expenses. In the event that any funds in the Client’s Account are determined by HBML as insufficient, the Client shall deliver to HBML such funds which are fully paid with valid and good title and in deliverable form by such time as HBML requested in relation to the Transaction. Where the Client instructs HBML to settle an obligation under the proposed Transaction, but on the relevant settlement date there are, or HBML considers that there will be, insufficient funds available in the Account, HBML may, at its sole discretion, delay settlement until sufficient funds are available or refuse to effect any Transaction. The Client understands that HBML is a facilitator and not a counterparty in any proposed Transaction initiated by the Client, and accordingly, HBML is not responsible or liable for any loss or damage of any sort incurred as a result of such settlement transaction and does not assume any clearing risk. The Client shall be liable to HBML for any Losses that HBML suffers resulting from the Client’s settlement failures.

7. Exchange Rate

If and when deposits of fiat currencies are accepted on HashKey Exchange, the Account shall be in US dollars or such other currencies as HBML may agree from time to time with the Client. In the event that the Client instructs HBML to effect any Transactions in a currency other than US dollars, any profit or loss arising as a result of fluctuation in the exchange rate of the relevant currencies will be borne by the Account of the Client solely. Any conversion from one currency into another that is required to be made for performing any action or step taken by HBML under these Terms may be effected by HBML in such manner and at such time as HBML may in its reasonable discretion decide.

8. Recordings

The Client acknowledges that telephone calls, emails or any other (informal or formal) forms of communication between the Client and HBML may be recorded or otherwise electronically monitored without any warning messages and that the record may be used as final and conclusive evidence of the Instructions in case of Disputes.

9. Cancellation of Instructions

The Client acknowledges that the Client is entitled to cancel any Instructions by providing prior notice to HBML (the “Cancellation Instructions”), and subject to HBML’s sole and absolute discretion, HBML will use commercially reasonable efforts to comply with the Client’s Cancellation Instructions provided that: (i) the Client’s Cancellation Instructions are subject to these Terms, the Agreement and the trading procedure specified in HBML’s “Account Opening and Trading Rules” as imposed by HBML from time to time, which the Client hereby agrees are binding on the Client; (ii) the Cancellation Instruction may not be complied with if the relevant Instruction has been executed by HBML already and the Transaction of such Instruction has been published to the public blockchain; and (iii) the Client shall bear all risks, liabilities and Losses as suffered by the Client as a result of the Client’s Cancellation Instructions or HBML’s failure to execute the Cancellation Instructions (whether as a result of HBML’s default or not except to the extent caused by its own gross negligence, fraud or wilful misconduct).

10. Prices

If the Client has obtained quotes of the prices of any Digital Assets from HBML, the Client shall not:

10.1. disseminate such quotes (or any part thereof) to any other person;

10.2. use, or permit the use of, such quotes (or any part thereof) for any illegal purpose;

10.3. use such quotes (or any part thereof) other than for the Client’s own use; or

10.4. use such quotes (or any part thereof) in relation to any trading or dealing of Digital Assets otherwise than through HashKey Exchange.

11. Limits and controls on Transactions

The Client should note that HBML may impose limits and/or controls relating to trading, positions, transfers of fiat currencies (if and where applicable) and/or Digital Assets on the Client, including limits and controls to mitigate and manage the Client’s own liquidity, operational and other risks, at any time, without prior notice and without giving reasons. The Client expressly acknowledges and agrees:

11.1. to comply with any such limits and controls as imposed by HBML, and undertakes not to take any action that will cause the Client to violate any such limits and controls;

11.2. that the Client may be prevented from entering into a Transaction or from taking certain steps if such actions would result in the Client exceeding such foregoing limit, and that HBML may, in its sole discretion, apply an applicable filter to reject an Instruction submitted by the Client;

11.3. that any limits and controls imposed by HBML shall solely be for HBML’s protection and accordingly, HBML will not be in any way whatsoever be responsible for monitoring or ensuring the Client’s compliance with any limits imposed by Applicable Laws or by any party;

11.4. that HBML shall be entitled to decline to act on Instructions and/or execute a Transaction, suspend the Client’s access to the Account, require the Client to take certain steps, and/or take any other action that HBML considers appropriate, in order to comply with Applicable Laws or any limits or controls as set out herein;

11.5. that provided that such limits or controls have been notified to the Client at the time that they are imposed, the Client shall indemnify HBML against any Loss as a result of the Client’s breach of any limits or controls imposed by HBML pursuant to this Clause 11.

12. Use of Client Information

Where the Client is an individual or collection of personal information is involved, the Client agrees to be bound by HBML’s Privacy Policy applicable to HashKey Exchange, and which is available on the Website (under the section “Terms & Service”) as amended from time to time and to the use of his/her personal data in the manner specified in the said policy.

13. Digital assets in the Account(s)

13.1. The Client agrees to use, and HBML together with the Custodian agree to provide, services for the holding and safekeeping of the Client’s Digital Assets and/or fiat currencies (if and where applicable) deposited by a Client, and the receipt, holding, transfer and settlement services incidental to the safekeeping of such deposited assets which HBML and its Affiliates (including the Custodian) may agree to provide to the Client from time to time (the “Custody Services”). The Client specifically authorizes HBML, in respect of all Digital Assets and/or fiat currencies (if and where applicable) deposited by the Client with HBML and/or the Custodian or purchased or acquired by HBML and/or the Custodian on behalf of the Client and held by HBML on behalf of the Client, to hold such deposited assets on trust by the Custodian, and agrees to appoint the Custodian as a trustee of the Client’s deposited assets. The Client hereby authorises HBML to enter into a custodial service agreement with the Custodian for the holding and safekeeping of the Digital Assets and/or fiat currencies (if applicable) deposited by the Client on trust for the benefit of the Client. Under the custodial service agreement, the Client is at all times a beneficiary to the Digital Assets and/or fiat currencies (if applicable) recorded in the Client’s Account from time to time.

13.2. In respect of Digital Assets deposited by the Client with HBML and/or the Custodian, the Client authorizes the Custodian to establish one or more Digital Asset wallets for the receipt, safekeeping and maintenance of each type of Digital Asset for the Client stored with the Custodian pursuant to the terms of this Agreement.

13.3. In providing the Custody Services, HBML and the Custodian will maintain records which identify the Digital Assets and/or fiat currencies (if applicable) deposited by the Client. Such records will segregate the Digital Assets and/or fiat currencies (if applicable) deposited by the Client from other assets held by HBML and/or the Custodian for itself or for HBML’s and/or the Custodian’s other clients.

13.4. Save as otherwise agreed by the parties, the Client agrees, that HBML and/or the Custodian shall hold all Digital Assets and/or fiat currencies (if applicable) deposited by the Client on trust for the Client in one or more segregated accounts designated as a client or trust account established by the Custodian for the purpose of holding the Client’s deposited assets (the “Trust Account”). HBML and/or the Custodian shall identify, record and arrange to hold all Digital Assets and/or fiat currencies (if applicable) deposited by the Client separately from any of its own investments and other assets, with the identity and location of such deposited assets identifiable at any time. Any part of a Client’s deposited assets may be pooled with the deposited assets of other clients in the Trust Account and HBML and/or the Custodian will at all times maintain records for individual balances of each Client.

13.5. All Digital Assets and/or fiat currencies (if applicable) deposited by the Client held by the Custodian in the Trust Account shall not form part of the assets of the Custodian for insolvency or winding up purposes. In the event of the Custodian’s insolvency, winding up or similar event, the Digital Assets and/or fiat currencies (if applicable) in the Trust Account shall be treated in accordance with Applicable Laws. HBML shall use commercially reasonable efforts (to the extent permitted by Applicable Laws) to assist Clients in asserting their claims with respect to the deposited assets held in the Trust Account, and specifically, to request the liquidator to set aside the assets in the Trust Account from the general assets of the Custodian.

13.6. If deposits of fiat currencies are accepted on HashKey Exchange, the Client specifically authorizes the Custodian to establish segregated accounts with a bank for the safekeeping of such fiat currencies, into which fiat currencies received from or on behalf of a client should be paid within two business days of receipt.

13.7. In respect of fiat currencies (if and where applicable) accepted on HashKey Exchange as described in Clause 13.6 above, the Client agrees that HBML and/or the Custodian shall be entitled to retain absolutely and for its own benefit any interest accrued on such fiat currencies.

13.8. In relation to Digital Assets and/or fiat currencies (if and where applicable) deposited by a Client with HBML and/or the Custodian, if any income, payments or other distributions or benefits accrue in respect of such Digital Assets and/or fiat currencies, the relevant Account(s) shall be credited (or payment made to the Client as may be agreed by HBML and the Client in writing) with the proportion of such income, payments or other distributions or benefits equal to the proportion of the Digital Assets and/or fiat currencies held on behalf of the Client out of the total number or amount of such Digital Assets and/or fiat currencies on HashKey Exchange.

13.9. In relation to any Digital Assets and/or fiat currencies (if and where applicable) deposited by a Client with HBML and/or the Custodian, if any loss and/or expense is suffered by HBML and/or the Custodian as a result of the Instructions (including but not limited to for the settlement of fees and costs owed to HBML), the relevant Account(s) may be debited (or payment made by the Client as may be agreed) with the proportion of such loss equal to the proportion of the Digital Assets and/or fiat currencies held on behalf of the Client out of the total number or amount of such Digital Assets and/or fiat currencies on HashKey Exchange.

13.10. HBML is authorized to dispose or initiate a disposal by the Custodian, of any of the Client’s Digital Assets (and HBML shall have absolute discretion to determine which Digital Assets are to be disposed of and the manner and timeframe in which this is done) for the purpose of settling any liability owed by or on behalf of the Client to HBML, the Custodian or a third party.

13.11. HBML’s obligations to the Client are limited solely to the provision of the Digital Asset trading services on HashKey Exchange but it shall not be required to take any actions with assisting the Client in securing any rights, interests, benefits, payments and/or options available to the Client as a result of holding the Digital Assets. The Client shall have a duty to examine the underlying project of the Digital Assets and carry out due diligence with respect to the issuer of the Digital Assets. The Client agrees that HBML is not liable for any Losses that the Client may suffer as a result of failing to obtain any rights, interests, benefits, payments and/or options from the issuer of the Digital Assets.

13.12. In addition to the authority conferred on HBML by the other provisions of this Agreement, the Client authorises HBML to take such steps from time to time as HBML reasonably considers appropriate or useful to enable HBML to provide the Custody Services and to exercise HBML’s authority or powers in connection with the Custody Services. Additional terms relating to the provision of the Custody Services may be issued by HBML from time to time.

14. Holding and Disposal of Digital Assets
14.1. The Client authorizes HBML to hold the Client’s Digital Assets and/or fiat currencies (if and where applicable) on behalf of the Client in a segregated Account established by HBML or the Custodian. The Client agrees not to pledge, charge, sell, grant an option or otherwise deal in any Digital Assets or fiat currencies (if and when deposits of fiat currencies are accepted on HashKey Exchange) forming part of any Account without HBML’s prior written consent.

14.2. Where Digital Assets are held by HBML on behalf of the Client pursuant to Clauses 13 to 17 and Clause 28, and subject to any other clauses in relation to Airdrops and Forks, the Client authorizes HBML (or, where applicable, the Custodian) to, collect, receive and credit any income, payments and other distributions or benefits in respect of such Digital Assets and/or fiat currencies to the Account. Where the Digital Assets and/or fiat currencies form part of a larger holding of identical Digital Assets and/or fiat currencies held for HBML’s other clients, the Client is entitled to the same share of the income, payments or other distributions or benefits arising from the holding as the Client’s share of the Digital Asset and/or fiat currencies out of the total holding of the Digital Asset and/or fiat currencies on HashKey Exchange. Where a distribution is made either in the form of cash dividend or another form, the Client authorized HBML to elect and receive on behalf of the Client a cash dividend of such form as it considers fit in the absence of any contrary prior written Instruction from the Client.

14.3. Neither HBML nor the Custodian bound to redeliver to the Client the identical Digital Assets and/or fiat currencies received from or for the Client but may redeliver to the Client Digital Assets of like quantity, nominal amount, type and description and that have equal rank in every respect with the Digital Assets and/or fiat currencies originally delivered or deposited subject to any capital re-organization or conversion or other corporate action that may have occurred in the interim.

14.4. Digital Assets and/or fiat currencies held by HBML through the Custodian pursuant to Clauses 13 and 17 are held by HBML at the sole risk of the Client and to the extent permitted by Applicable Laws, HBML shall not be responsible for, or liable in respect of, any Loss suffered by the Client in connection herewith unless such Loss has been caused as a direct consequence of an act of gross negligence, fraud or willful misconduct on the part of HBML.

15. Unsupported Assets

The Client shall meet HBML’s requirements for the deposit and withdrawal of Digital Assets and/or fiat currencies (if and where applicable) as stipulated from time to time in the Agreement and shall pay the corresponding fees (if applicable). In particular, if the Client deposits any Digital Assets and/or fiat currencies (if and where applicable) unsupported by HBML or the Custodian, HBML will in its sole discretion use commercially reasonable efforts to handle these Digital Assets and/or fiat currencies but it shall be under no obligation to keep the Digital Assets and/or fiat currencies mentioned above (save for obligations imposed by any Applicable Laws). HBML shall be entitled (but not obliged) to request the Client to withdraw any unsupported Digital Assets and/or fiat currencies within a timeframe that HBML may stipulate, being such period as required by Applicable Laws, FATF Guidelines or HBML’s internal policies, to such external wallet that can store the relevant Digital Asset and under the Client’s control as last notified to HBML in writing, subject to Applicable Laws, FATF Guidelines and HBML’s internal policies. HBML shall not be liable to the Client for any direct or indirect or consequential Loss in relation to such Digital Assets and/or fiat currencies. All Losses and risks in relation to the Client’s deposit of such Digital Assets and/or fiat currencies unsupported by HBML shall be solely borne by the Client.

16. Distribution or Return of Fiat Currency and/or Digital Assets

HBML may, in its discretion, upon the passage of a time period that it determines or as otherwise required by Applicable Laws, FATF Guidelines or HBML’s internal policies, return:

(a) any fiat currency (if and where applicable) in the Client’s Account to an external designated bank account in the Client’s name; and

(b) any Digital Assets recorded in the Client’s Account to a designated external address that can hold the relevant Digital Asset and is under the Client’s control,

as last notified by the Client to HBML in writing, provided that the return to such Account or address is consistent with Applicable Laws, FATF Guidelines and HBML’s internal policies. To the extent permissible under Applicable Laws, HBML reserves the right to deduct a fee in respect of the return of any fiat currency (if and where applicable) or Digital Assets.

17. Information in relation to Custodian Arrangements

17.1. The Client understands and agrees that HBML may appoint the Custodian to hold on trust on behalf of the Client all Digital Assets and/or fiat currencies (if and where applicable) which the Client deposits with HBML. The Client understands HBML may place any or all of the Digital Assets and/or fiat currencies (if and where applicable) with the Custodian as custodian of HBML on the terms and conditions agreed by HBML. The Client understands that any part of a Client’s deposited assets may be pooled with the deposited assets of other clients in the Trust Account and HBML and/or the Custodian will at all times maintain records for individual balances of each Client. Such records will segregate the Digital Assets and/or fiat currencies (if applicable) deposited by the Client from other assets held by HBML and/or the Custodian for itself or for HBML’s and/or the Custodian’s other clients. HBML will at all times maintain records for individual balances of each Client. Subject to any Applicable Laws, any Digital Assets and/or fiat currencies (if and where applicable) which are held by HBML on behalf of the Client may:

(a) (in the case of Digital Assets that are registrable securities) be registered in the Client’s name or in the name of a nominee appointed by HBML; or

(b) be deposited in safe custody in a designated account with the Custodian;

17.2. Where Digital Assets and/or fiat currencies (if and where applicable) are held by HBML or the Custodian on the Client’s behalf:

(a) any income, payments or other distributions or benefits arising in respect of such Digital Assets and/or fiat currencies will, when received by HBML, be credited to the Accounts or paid or transferred to the Client, as agreed with HBML. Where the Digital Assets and/or fiat currencies form part of a larger holding of identical Digital Assets and/or fiat currencies held for other clients, the Client will be entitled to the same share of the income, payments or other distributions or benefits arising on the holding as the Client’s share of the Digital Assets and/or fiat currencies out of the total holding of the Digital Assets and/or fiat currencies on HashKey Exchange;

(b) HBML will use its reasonable efforts to give the Client notice of any necessary information which HBML receives in relation to any calls, rights, benefits, entitlements or obligations attached to or derived from such Digital Assets and/or fiat currencies which require Instructions from the Client. This includes the treatment of the Client’s Digital Assets and/or fiat currencies and their respective rights and entitlements when events such as, but not limited to, Forks and Airdrops occur;

(c) HBML, the Custodian or any Affiliate may, but without any obligation or liability whatsoever, exercise any rights or perform any actions which may be exercisable in relation to any such Digital Assets and/or fiat currencies held for the Accounts, and where the Client has provided HBML, the Custodian or the Affiliate with any necessary Instructions and executed any applicable authorizations;

(d) HBML will be under no duty to investigate, participate in or take affirmative action concerning attendance at meetings, voting or other rights attached to or derived from such Digital Assets and/or fiat currencies except in accordance with the Client’s Instructions;

(e) HBML will have no duty or responsibility to receive in respect of any proxy, circular, or other document in respect of the Digital Assets (which are “securities” under Applicable Laws) or to send any proxy, circular or other document or to give any notice of the receipt of the same to the Client except in accordance with the Client’s Instructions;

(f) if HBML does not receive any Instructions or within what it deems to be a sufficiently reasonable time, HBML may take or omit to take any action;

(g) the Client acknowledges and agrees that it will be liable and HBML will have no responsibility for any liabilities in respect of unpaid calls or any other sums, costs or expenses payable in respect of any Digital Assets and/or fiat currencies held by HBML on the Client’s behalf;

(h) to the extent permitted by Applicable Laws, HBML will not be liable for the acts, omissions and/or insolvency of any custodian or sub-custodian selected by HBML in good faith. HBML’s only obligation to the Client in respect of the same is, at the Client’s cost and expense, to assign to the Client any rights of recourse in respect of the custodians or sub-custodians where the same are capable of being assigned under any Applicable Laws; and

(i) HBML is entitled to, at any time, close any such custody Account(s) maintained in the Client’s name and/or on the Client’s behalf without providing any reason for doing so.

18. Fees and Taxes

18.1. The Client will pay all applicable fees, costs, charges, expenses and commissions to HBML as HBML may determine and set out on the Website (updated from time to time), including costs in connection with networks or blockchains underlying a Digital Asset and/or engagement of third party service providers (on a full indemnity basis) such as legal advisors, trustees, or any agent, delegate, nominee or custodian appointed by HBML, as well as applicable levies imposed by relevant Government Agencies, including without limitation, goods and services tax, consumption tax, value added tax, all applicable stamp duties, or any Tax of a similar nature. Where such Taxes are payable in connection with any fees or commissions payable by the Client, the Client agrees that, concurrently with the relevant payments, the Client shall pay HBML an additional amount equal to the amount of such payment multiplied by the appropriate rate of Tax. The Client hereby authorizes HBML to deduct such fees, costs, charges, expenses, commissions, and any such relevant Tax from the Account as incurred and/or payable to HBML. HBML is authorized to solicit, accept and retain for HBML’s own benefit, without making any disclosure to the Client, any rebate, brokerage, commission, fee, benefit, discount and/or other advantage from any person arising from any Transaction effected by HBML.

18.2. All amounts due by the Client to HBML may be charged with interest at such rate(s) to be notified by HBML from time to time. Such interest shall accrue on a daily basis and shall be payable on the last day of each calendar month or upon any demand being made by HBML.

18.3. The Client acknowledges and agrees that HBML may change the relevant applicable fee rate or introduce a new charge from time to time and we may, where required under Applicable Laws, provide the Client with notice of a material variation no later than 30 days on which the variation will take effect. The Client shall refer to the relevant Website page for updated details. Should the Client continue to use the Account, the Client shall be considered to have accepted and agreed to the changes.

18.4. The Client acknowledges and agrees that where any Tax deduction shall be required from any payment made by the Client to HBML, the Client shall increase the amount payable to the extent that the net amount received by HBML shall be the same as such amount paid by the Client if no deduction had been required. To that end, the Client agrees to deduct the Tax amount, pay such Tax amount to the relevant Government Agency in accordance with Applicable Laws, and shall provide HBML with supporting documentation of payment.

18.5. The Client acknowledges and agrees that where HBML is required by Applicable Laws or instructed by relevant Government Agencies to make deductions or to withhold payments due to the Client, and to pass such amounts to the Government Agencies, the Client shall immediately reimburse HBML for the amount of any such deduction or withholding. The Client shall indemnify HBML against any Loss suffered or incurred by HBML as a result of such deduction or withholding.

19. Indemnity and Exclusion of Liability

19.1. The Client hereby agrees to fully indemnify HBML, HBML’s directors, officers, employees, nominees and Affiliates and keep all such persons indemnified against all claims, actions, demands and proceedings against any such persons and bear Losses which they may suffer in connection with their carrying out of obligations or services, or exercising of rights, powers or discretions under, or in connection with these Terms save to the extent that such Losses arise directly as a result of HBML’s gross negligence, fraud, or wilful misconduct.

19.2. The Client acknowledges and agrees that all decisions about the purchase, holding or sale of Digital Assets, or the entry into any Transaction are made solely by the Client. HBML shall not be responsible for any decision made by the Client to enter into the Agreement or any Transaction, to use any of the services provided by HBML, or for any fees or costs payable in connection with such Digital Asset.

19.3. While some HBML employees and agents may be authorized to provide the Client with certain information on the Digital Assets or other products or services, neither HBML’s employees nor its agents have any authority to make representations about anything in connection with the Agreement. Accordingly, subject to Applicable Laws, HBML shall not be liable for any Loss if any HBML employee or agent acts without HBML’s authority.

19.4. To the maximum extent permitted under Applicable Laws, HBML shall not be liable for any Losses suffered by the Client as a result of, or in connection with, the Client’s use of HashKey Exchange or in connection with these Terms or arising from any act or omission of HBML, other than Losses arising directly as a result of any gross negligence, fraud, or wilful misconduct on HBML’s part, or that of the Custodian, any nominee or Affiliate. HBML shall in no event be liable for any loss of profit, indirect, special or consequential damages of any kind or the default of HBML’s directors, officers, employees, nominees or Affiliates or any person, firm or company through, or with whom, Transactions are effected for the Account. This Clause shall be applicable where the Loss arises for any reason and even if the Loss was reasonably foreseeable or HBML had been advised of the possibility of the Loss.

19.5. For the avoidance of doubt, HBML and/or any of its Affiliates will not be liable for any Loss incurred or damage suffered arising from;

(a) any use of the Client’s Account by the Client or by any third party (whether or not authorized by the Client);

(b) unauthorized, mistaken, or accidental transfer or exchange of the Client’s Digital Assets;

(c) any malfunction, defect or error in any terminal used to process any instructions from the Client, or other machines or system of authorization whether belonging to or operated by other persons or HBML, its Affiliates or nominees;

(d) any delay or inability on HBML’s part to perform any of our obligations under these Terms because of any Force Majeure Event;

(e) any damage to or loss or inability to retrieve any data or information that may be related to HBML’s provision of the Services;

(f) fraud or forgery of any third parties;

(g) any actual or potential losses that may result based on the decision to support a Fork, or the timing of implementation of support and HBML will not be liable for any losses or other issues that might arise from an unsupported Fork of a Digital Asset in accordance with Clause 36;

(h) any downtime due to the inability to trade or otherwise transfer Digital Assets;

(i) any hold, or for the Client’s inability to withdraw Digital Assets or execute trades during the period of any such hold;

(j) HBML acting on or acting on any such instruction or request in accordance with Clause 52;

(k) actions taken in accordance with Clause 27 in these Terms; or

(l) any indirect loss.

19.6. HBML will not be liable for any Loss that is caused by any malfunction of a third party application programming interface client or other related interactions with any third party software with HashKey API. Moreover, none of HBML’s nominees or Affiliates shall be held responsible for any consequences resulting whether directly or indirectly from any events not within their control including without limitation restrictions by Government Agencies, impositions of emergency procedures, exchange rulings, third party conduct, suspensions of trading, adverse market conditions, or Force Majeure Events.

19.7. HBML shall not be responsible for, does not endorse, and makes no representation or warranty in connection with, any hyperlinked internet sites on the Website, other internet sites to which the Client may be referred or any third-party content displayed on the Website. Such internet sites may contain information that has not been devised, verified or tested by HBML or its officers, employees or agents. HBML neither endorses the accuracy or completeness of such information, nor guarantees that such information, or the provision of any hyperlinks to the Client, do not infringe third party rights. HBML shall not be responsible for any Loss incurred by the Client in connection with those sites.

19.8. Subject to Applicable Laws, HBML’s total liability to the Client in respect of the Products and Services will not exceed the total fees paid by the Client for the Products and receipt of the relevant Service in accordance with Clause 18. For the avoidance of doubt, the total fees paid by the Client does not include the Digital Assets and/or fiat currencies (if and where applicable) deposited by the Client for use of the Services and held by the Custodian on trust for the Client’s benefit.

19.9. HBML does not own or control any of the underlying software through which blockchain networks are formed and Digital Assets are created and transacted. In general, the underlying software for blockchain networks tends to be open source such that anyone can use, copy, modify, and distribute it. By using any of the Services, the Client understands and acknowledges that HBML is not responsible for the operation of the underlying software and networks that support Digital Assets, and that HBML makes no guarantee of functionality, security, or availability of such software and networks.

20. Insurance

HBML maintains certain commercial insurance for the custody of Digital Assets held for the benefit of clients of HashKey Exchange. Such insurance policy is made available through certain third-party insurance underwriters. In general, our policy insures against loss, damage, destruction or theft of digital assets in custody, subject to certain policy exclusions. However, our policy does not cover any losses resulting from unauthorized access to your personal account(s) due to a breach or loss of your credentials. You agree and understand that you are solely responsible (and you will not hold us responsible) for managing and maintaining the security of your account login credentials and any other required forms of authentication.

21. Conflicts of Interest

21.1. HBML’s directors, officers or employees and Affiliates who qualify as Clients may trade on their own account or on the account of the Client or any of its Affiliates. In order to prevent conflicts of interest, the orders on HashKey Exchange are matched according to the following execution principles:

(a) Price: Priority of execution will be given to clients who offer the highest price for a buy order or lowest price for a sell order;

(b) Time: Where more than one client offers the same price for an order (whether a buy order or a sell order) for the same Digital Asset, the client who places the order first will be given priority. If, however, their orders come at the same time, their orders for the same Digital Asset will be filled equally on a pro rata basis;

(c) Clients first: Where HBML’s directors, officers, employees or Affiliates and a Client place orders for the same Digital Assets at the same time and at the same price, orders of Clients have priority over HBML’s directors, officers, employees and Affiliates’ orders.

21.2. HBML is authorized to buy, sell, hold or deal in any Digital Assets or take the opposite position to the Client’s order on behalf of any of the Client’s Affiliates or the Client’s other customers.

21.3. HBML is authorized to match the Client’s orders with those of HBML’s other clients.

21.4. HBML is authorized to effect Transactions where any of HBML’s directors, officers, employees or Affiliates has a position in the Digital Assets concerned or is involved with those Digital Assets as an underwriter, a sponsor or otherwise

21.5. The Client acknowledges and accepts that HBML and any of its Affiliates may have interests or may owe duties to other clients that have interests, which may conflict with the Client’s interests. HBML shall take all reasonable steps to ensure that the Client receives fair treatment in the event of any actual or potential conflict arising.

21.6. In respect of any of the Transactions or matters mentioned in this Clause 21, none of HBML or its directors, officers, employees or Affiliates shall be obliged to account for any profits or benefits obtained.

21.7. The Client understands and agrees that the nature of the Transactions may give rise to HBML, its Affiliates or one of HBML’s respective officers, employees or agents having a material interest in a Digital Asset or Transaction, and that there may be other circumstances where a conflict of interest arises between the Client’s interests and those of other clients, counterparties or HBML. Some of these circumstances are described in other sections of the Terms and in other disclosures that HBML may make from time to time. Notwithstanding the foregoing, HBML will seek to avoid conflicts of interest where possible. If HBML acts in circumstances where it has a material interest or conflict of interest, HBML will take reasonable steps to ensure the Client is treated fairly. HBML may, in its absolute discretion, without giving any reason or notice and without incurring any liability of any nature to the Client, decline to transact with the Client or otherwise to act on the Client’s Instructions in such circumstances.

22. Representations, Warranties and Undertakings

22.1. The Client hereby warrants, represents and undertakes to HBML that:

(a) the Client is entering into these Terms as principal and is not trading on behalf of any other person unless HBML is otherwise notified and agrees in writing, in which case, the Client warrants that the Client is expressly authorized by the Client’s principal to effect all Transactions pursuant to these Terms and the Client’s principal will duly perform all the obligations, and be responsible for all liabilities, arising from these Terms, failing which the Client will be liable to HBML as if the Client were the principal in respect of such obligations and liabilities;

(b) (if the Client is a natural person) the Client is of legal age to form a binding contract; or (if the Client is a body corporate) the Client is validly incorporated and existing under the laws of its place of incorporation and has full power and capacity to enter into and perform the Client’s obligations hereunder;

(c) (if the Client is a body corporate) the Client’s entry into of these Terms has been duly authorized by the Client’s governing body and does not breach the Client’s articles of association (or its memorandum of association if the Client has the same) or other constitutional documents (as applicable);

(d) where the Client affixes his signature in an electronic manner, he undertakes that he shall do so in good faith and with the full intention that such electronic signatures shall be binding on himself/herself;
(e) the information provided by the Client to HBML through HashKey Exchange or otherwise from time to time is and shall remain at all times true, accurate and complete in all respects, including without limitation any information or the Client’s financial circumstances that may have a material adverse effect on the Client’s ability to meet any of his obligations under the Agreement;

(f) the Client has not withheld any information that might have caused HBML not to enter into the Agreement or any Transaction;

(g) the Client will enter into Transactions solely in reliance upon the Client’s own judgement and investigations in respect of the Digital Assets, which shall mean that the Client:

(i) has received, read and understood all relevant documents that make up the Agreement;

(ii) has received, and/or solicited adequate information in relation to the Digital Assets and the Transactions;

(iii) (should not, unless otherwise specified by HBML, rely on any written or oral communication or information from HBML, and in connection with each Digital Asset or Transaction, the Client shall make decisions based on the Client’s own judgment and on advice from independent advisors the Client has considered necessary; and

(iv) has made a decision to enter into the Agreement and the Transaction, based on his own judgement and on advice from such independent advisors as he has considered necessary;

(h) the Agreement constitutes a valid and legally binding agreement between HBML and the Client enforceable in accordance with its terms;

(i) these Terms and performance of the Client’s obligations contained herein do not and will not:

(i) contravene any existing Applicable Law, statute, ordinance, rule or regulation or any judgment, decree or permit to which the Client is subject;

(ii) violate any public interests, public ethics or other legitimate interests and will not constitute evasion of payable Taxes or fees; or

(iii) conflict with, or result in any breach of, the terms of, or constitute any default under, any agreement or other instrument to which the Client is a party or subject, or by which any of the Client’s property is bound;

(j) unless otherwise agreed by HBML, the Client is and will remain the owner of the Digital Assets in the Account free from any lien, charge, equity or encumbrance save as created by these Terms and will not charge, pledge or allow to subsist any charge or pledge over the Digital Assets or monies in the Account or grant or purport to grant an option over any Digital Assets or monies in the Account without HBML’s prior written consent;

(k) unless as otherwise agreed by HBML, the Client is the person ultimately responsible for originating the Instruction in relation to each Transaction in the Account and shall stand to gain the commercial or economic benefit of such Transactions and/or bear their commercial or economic risk;

(l) the Client is solely and wholly responsible for the security of the Client’s Account and has not revealed any login details (including email address and/or passwords) of the Client’s Account to any unauthorized person. All actions being conducted through the Account are duly authorized by the Client;

(m) the Client is experienced, has the necessary knowledge in trading the Digital Assets and has received all necessary legal and financial advice prior to entering into Transactions concerning the purchase, acquisition, holding, sale or disposal of any Digital Assets;

(n) the Client is not prohibited by Applicable Laws of any jurisdiction from dealing with Digital Assets when opening an Account and at the time of undertaking any activities on HashKey Exchange, and has provided all necessary information and documents to HBML to assess its qualification status;

(o) the Client is not a citizen, resident of, or located in, the list of prohibited jurisdictions published on the Website from time to time;

(p) the Client has passed all compliance checks by HBML (including but not limited to KYC requirements, AML/CFT Requirements, and risk tolerance);

(q) Client has obtained all necessary authorizations and consents, and taken all necessary corporate actions to make all payments and deliveries contemplated by the Agreement;

(r) to the extent the Client represents one or more businesses or franchises, that the Client is acting as their authorized representative, and that both the Client and the entity that the Client represents will be bound by these Terms;

(s) neither the Client, nor any assets owned by the Client, has immunity from the jurisdiction of a court or from legal process in any place and the Client has not committed or been convicted of any Tax or other criminal offence in any jurisdiction;

(t) the Client’s registration and the Client’s use of HashKey Exchange will be consistent with the representations, covenants and restrictions contained herein;

(u) there is no pending or threatened action, suit or proceeding at law or in equity before any court, tribunal, Government Agency or any arbitrator that is likely to affect the legality, validity or enforceability against the Client of the Agreement, or the Client’s ability to perform his obligations under the Agreement; and

(v) there has been no Event of Default, and no event has occurred which may, with the giving of notice or lapse of time or fulfilment of any condition, become an Event of Default.

22.2. The Client further undertakes that:

(a) the Client will notify HBML in writing of any change in the information mentioned in Clause 22.1 above;

(b) when purchasing or dealing in any Digital Assets, the Client will ensure that the Client is not, and is not acting on behalf of, any person who is a Proscribed Person;

(c) the Client shall immediately notify HBML if there is any change relating to its qualification status to use HashKey Exchange and cease trading on HashKey Exchange. The Client shall provide all necessary information or documents upon request to HBML in connection with assessing its qualification status;

(d) the Client shall comply with any restrictions and prohibition on the use of HashKey Exchange and declare that the Client is not a PRC Person, “specified U.S. Person” under U.S. tax principles or a “U.S. owned foreign entity”, a U.S. citizen (sole or dual citizenship), a holder of an active U.S. Green Card or a U.S. resident for Tax purposes;

(e) the Client shall not interfere with the operation of HashKey Exchange or the use of HashKey Exchange by other clients by technical or any other means;

(f) the Client shall not use HashKey Exchange to engage in any money-laundering activities, smuggling activities, commercial bribery activities, or any other illegal activities;

(g) the Client shall report suspected fraud or other security breaches to the Client account to HBML;

(h) without HBML’s prior written consent, the Client shall not use any automated means or interface not provided by HBML to access HashKey Exchange or extract HashKey Exchange data;

(i) the Client shall not attempt to circumvent any content filtering techniques that HashKey Exchange employs, or attempt to access any parts of HashKey Exchange and the Website that the Client is not authorized to access;

(j) the Client shall not develop any third party applications that interact or interfere with HashKey Exchange without HBML’s prior written consent;

(k) the Client shall not use or attempt to use the Accounts of other HBML clients without their authority;

(l) without the prior written consent of HBML, the Client shall not grant, lend, lease, transfer, dispose, or provide access to his/its Account to others by any other means;

(m) the Client shall not defame HBML’s goodwill or reputation;

(n) the Client shall not encourage or induce any third party to engage in any of the activities prohibited under these Terms; and

(o) the Client shall comply at all times with all of the requirements of the Agreement.

23. Repeating Nature

The representations, warranties and undertakings under this Clause shall be deemed to be repeated immediately before each Instruction is given or executed.

24. Instructions from Other Persons

Even if the Client has disclosed to HBML that the Client is trading on behalf of other person(s), HBML is not required to act on any instruction other than the Instructions. HBML will not be liable for refusing to act upon unverified Instructions given by any person who purports to be the Client’s principal, or for acting upon the Instructions notwithstanding any unverified notice that the Client’s authority to act on behalf of the Client’s principal has been revoked, withdrawn or varied.

25. Set-Off, Lien and Combination of Accounts

25.1. In addition, and without prejudice, to any general liens, rights of set-off or other similar rights to which HBML may be entitled under the Applicable Laws or these Terms, to the extent permitted by Applicable Laws:

(a) All Digital Assets receivables, monies and other property of the Client held by or in the possession of HBML at any time shall be subject to a general lien in favor of HBML as continuing security; and

(b) HBML may as the Client’s agent take such measures as HBML may in its sole discretion deem necessary to sell, dispose of or otherwise realize all such property, to offset and discharge all of the Client’s obligations arising from the Transaction. In such case, HBML may make any necessary currency or asset conversions at any rate(s) as HBML deems appropriate in its reasonable opinion.

25.2. In addition and without prejudice to any general liens or other similar rights to which HBML may be entitled under these Terms, to the extent permitted by Applicable Laws, HBML may set off or transfer any monies, Digital Assets or other property in any such Accounts to satisfy obligations or liabilities of the Client to HBML or one of its Affiliates, whether such obligations and liabilities are actual or contingent, primary or collateral, secured or unsecured, or joint or several.

26. Default

26.1. Events of Default

The following events shall be Events of Default (each an “Event of Default”) for the purposes of these Terms:

(a) the Client is no longer eligible to use the Services;

(b) any information provided by the Client is incomplete, untrue or inaccurate;

(c) the Client fails to duly and punctually observe or perform any of the undertakings, duties and obligations in these Terms or otherwise any provision of the Agreement;

(d) any failure by the Client to pay sums of whatever nature when due under the Agreement;

(e) the Client’s insolvency or liquidation, the filing of a petition in winding up or the commencement of any analogous proceedings against the Client;

(f) the levying of any attachment against the Account or the Client’s other property;

(g) without the prior written consent of HBML, a debit balance on any Account of the Client;

(h) any representation or warranty made by the Client to HBML in the Agreement being incorrect or misleading;

(i) any dispute or proceedings against the Client or (if a body corporate) its directors or shareholders in connection with HBML; or

(j) any other matter or event including any legal or regulatory requirement which in HBML’s opinion renders termination of all or any part of the Agreement necessary or advisable in HBML’s interests.

26.2. The Client agrees to immediately notify HBML upon the occurrence of an Event of Default.

27. Consequences of any Event of Default

Upon the occurrence of an Event of Default, HBML will be entitled in its absolute discretion, without notice or demand and without prejudice to any other rights or remedies available to HBML, forthwith to:

(a) immediately suspend, freeze, restrict access to or terminate any Account and Services;

(b) terminate all or any part of the Agreement;

(c) cancel any or all outstanding orders, Instructions or any other commitments made on behalf of the Client;

(d) refuse to complete or block, cancel, or, where permitted by Applicable Law, reverse any Transaction the Client may have authorised;

(e) suspend performance of any of HBML’s obligations to the Client however arising, including the deposits of any Digital Assets or the payment of any sum or sums of money then due or which might thereafter become due and cancellation of all outstanding orders or contracts, until such time as the Client has fully complied with all the Client’s obligations to HBML or the Event of Default has been remedied to HBML’s satisfaction;

(f) subject to Applicable Laws, sell or realize all or any part of the Digital Assets or property held by HBML for the Account in such manner and upon such terms as HBML may conclusively decide to satisfy the Client’s obligations and indebtedness towards HBML or any of HBML’s nominees or Affiliates out of the net sale proceeds (with fees, expenses and costs deducted) thereof; and

(g) exercise any of HBML’s rights under these Terms.

28. Application of Monies

28.1. Application of Client’s fiat currencies

If and when HBML accepts deposits of fiat currencies for, or on behalf of, the Client via HashKey Exchange, HBML will treat all such deposits as received or held in the course of the conduct of its regulated activities and will be applied in the following order of priority and any residue will be paid to the Client or to the Client’s order as the Client may stipulate to HBML:

(a) meet the Client’s obligations for settling or paying any amount that the Client owes to HBML in relation to any relevant activities carried out by HBML on behalf of the Client, irrespective of whether or not such activities amount to a regulated activity;

(b) payment of all applicable costs, charges, legal fees and expenses including stamp duty, commission and brokerage properly incurred by HBML in transferring and selling all or any of the Client’s Digital Assets, fiat currencies or property on the Client’s behalf;

(c) payment of interest accrued on the aggregate outstanding amount due and owing to HBML or any of its nominees or Affiliates for the time being; and

(d) payment of any other money and liabilities due or owing by the Client to HBML or any of its nominees or Affiliates.

28.2. In the event of any sale of any fiat currencies carried out by HBML on behalf of the Client to meet the Client’s obligations for settling and paying any amount owned to HBML:

(a) HBML shall not be responsible for any Loss occasioned thereby howsoever arising if HBML sells or disposes of the Digital Assets or fiat currencies or any part thereof at the then available market price;

(b) to the extent permitted by Applicable Laws, HBML shall be entitled to keep for itself or sell or dispose of the Digital Assets and/or fiat currencies or any part thereof at the available market price to any person at its discretion without being in any way responsible for Loss occasioned thereby howsoever arising and without being accountable for any profit made by HBML; and

(c) the Client agrees to pay to HBML any shortfall if the net proceeds of sale shall be insufficient to cover all the outstanding balances owing by the Client to HBML or any of HBML’s nominees or Affiliates.

29. Online Trading Services and Network Events

29.1. Property in Information

The Client acknowledges and agrees that the information and materials made available to the Client through HashKey Exchange may be provided by HBML or any other person. The Client acknowledges and agrees that such information is the property of the person providing the same and is protected by copyright or contractual restrictions with respect to its use. The Client agrees not to reproduce, retransmit, disseminate, sell, distribute, publish, broadcast, circulate or commercially exploit such information without HBML’s prior written consent. Without prejudice to any other restrictions set out in the Agreement, the Client undertakes that with respect to such information and materials, he shall not attempt to tamper with, modify, adapt, translate, de-compile, reverse-engineer or otherwise alter in any way, create derivative works based on, or combine or merge with or into any other software or documentation, gain unauthorized access to, make unauthorized use of or make use of for any illegal purpose (or any other purpose that is not contemplated in the Agreement), or remove, erase or tamper with any copyright or proprietary notice printed or stamped on, affixed to, or encoded or recorded on such information or materials.

29.2. In entering into the Agreement, HBML shall grant to the Client a non-exclusive, non-transferable personal right to access and use the online trading service provided by HBML through HashKey Exchange to trade Digital Assets. The Client may only use the online trading service, his Account, and any information and materials for his own needs.

29.3. The Client agrees that prior to accessing or using the online trading service or his Account while he is outside his jurisdiction of residency, he will ensure that he complies with any laws, rules or regulations in the jurisdiction in which he is located.

30. Interruption

The Client acknowledges that Transactions over the internet may be subject to interruption, transmission blackouts, delayed transmissions due to internet traffic or incorrect data transmissions due to the public nature of the Internet.

31. Cyberattacks

31.1. Although HBML uses its best endeavours to manage and supervise the design, development, deployment and operation of HashKey Exchange in accordance with industry best practices and international standards to ensure that HashKey Exchange is appropriately secured against cyberattack, misuse or unauthorized access, HBML does not claim to have any ability to prevent or mitigate all cyberattacks and modifications on the blockchain networks. The Client authorizes HBML to take commercially reasonable actions in such event. If HBML determines the Digital Assets on HashKey Exchange have been compromised, the Client hereby authorizes HBML to halt or suspend trading, deposits and withdrawals for such Digital Asset.

31.2. HBML will notify the Client as and when reasonably practicable of any cyberattack or cyber-related incident that results in unauthorised disclosure or access to any information relating to the Client or the Account.

32. Suspension

32.1. HBML reserves the right to halt or suspend any Services and HashKey Exchange trading, deposits and withdrawals at such time and for such duration in HBML’s absolute discretion, including in case of emergency market closures and to allow for system upgrades / maintenance or node upgrades, or where, in HBML’s opinion, such trading, deposits and/or withdrawals may result in HBML being associated with a Proscribed Person or Proscribed Address.

32.2. If there is a risk of multiple Digital Assets resulting from a Fork, HBML reserves the right to determine which blockchain represents the original blockchain. In any such event, the Client agrees that HBML may temporarily suspend the Client’s deposit and withdrawal requests in HBML’s sole discretion and HBML may decide based on commercially reasonable efforts either (i) to configure or reconfigure HashKey Exchange’s systems and/or HashKey Exchange; or (ii) not to support (or cease supporting) the branch derived from the forked protocol.

33. Network Events

33.1. Infrastructure Participant, Network Participant and Network Event

If:
(a) any Infrastructure Participant or Network Participant gives an Instruction or a direction, or otherwise makes a decision or election that affects a Transaction;

(b) an Infrastructure Participant or Network Participant becomes insolvent or is suspended from operating; or

(c) upon the occurrence of a Network Event,

33.2. then HBML may take any action which it, in its sole discretion, considers appropriate to correspond with the Instruction, direction, decision, election or event, or to mitigate any Loss incurred or potential Loss or impact which may be incurred as a result of such action or event. Subject to Applicable Laws, such action may result in suspension of access to, or adjustment of the balance of, the Client’s Account. Any such action will be binding on the Client (including, where relevant, making any decision or election in relation to a Network Event).

34. Cooperation and Enquiries

Where any Infrastructure Participant, Network Participant or any Government Agency makes an enquiry which relates to any service or Transaction carried out pursuant to the Agreement, the Client agrees to co-operate with HBML in the provision of such information, and that any information relevant to the enquiry may be passed to any of HBML’s nominees or Affiliates, the Custodian or any Infrastructure Participant, Network Participant or Government Agency, as appropriate.

35. Staking

In relation to a Digital Asset on a “proof-of-stake” consensus protocol or an analogous nature, HBML does not, unless specifically announced on the Website, support the staking of such Digital Asset and does not distribute any rewards associated with such staking. Where specifically announced on the Website that the staking of a Digital Asset will be supported by HBML, HBML may in its discretion consider such terms and conditions, which shall include without limitation the methodology of allocation of all the associated costs, fees or rewards to all affected clients, upon which HBML will implement support of such event as part of HBML’s services.

36. Airdrop and Fork

36.1. Unless specifically announced on the Website in relation to an Airdrop or a Fork, HBML does not support any new Digital Assets created or forked protocol as a result of such a Network Event.

36.2. Without limiting the generality of the foregoing Clause, on each occasion of an Airdrop or a Fork, HBML may in its sole discretion consider whether: (1) any such Network Event would be recognised or supported; (2) such terms and conditions, which shall include without limitation the methodology of allocation of all the associated costs, fees or rewards to all affected clients, upon which HBML will implement support of such Network Event as part of HBML’s services; and (3) such actions required for participation in the Network Event, including without limitation deadlines relating to the withdrawal of the relevant Digital Assets from the Client’s Account, suspension period for any trading, deposit and withdrawal or any payment terms.

36.3. In the event that HBML does not recognize or support an Airdrop or a Fork, HBML shall not make a claim for, or otherwise retain, any assets or rights associated with such Network Event for its own benefit.

37. Notification

Upon becoming aware of an Airdrop, a Fork or a Network Event, HBML shall, where applicable, notify the Client as soon as practicable, and will publish any determination at least one (1) business day before the occurrence of the Network Event (if scheduled in advance and made known to the public), unless to do so is impossible or reasonably impracticable.

38. KYC and AML/AFT Requirements Policy

38.1. The Client shall complete HBML’s KYC verification and AML/CFT Requirements as may be required by HBML from time to time.

38.2. The Client further acknowledges that HBML may, at any time after the Account is established, request further information from the Client for the purpose of KYC verification or AML/CFT Requirements and the Client shall promptly provide any information as required by HBML, otherwise HBML may suspend any activities of the Client’s Account without further notice.

38.3. In the event that the Client cannot satisfy HBML in respect of KYC requirements and AML/CFT Requirements, then the Client may not be able to open and/or access the Account, HBML will have sole discretion in deciding whether to terminate the Client’s Account.

38.4. If any funds or Digital Assets as transferred by the Client to HBML under these Terms would be subject to the applicable reporting requirements such as FATCA (including those contained in sections 1471(b) or 1472(b) of the FATCA, as applicable) on the United States federal withholding tax as imposed, the Client hereby agrees and shall deliver to HBML, at the time or times prescribed by Applicable Laws and at such time or times reasonably requested by HBML, such documentation prescribed by Applicable Laws (including as prescribed by section 1471(b)(3)(C)(i) of the FATCA) and such additional documentation reasonably requested by HBML as may be necessary for HBML to comply with HBML’s obligations under FATCA or any Applicable Laws.

38.5. Notwithstanding any other provision of the Agreement to the contrary, HBML is not obliged to do or omit to do anything if it would, or might in HBML’s reasonable opinion, constitute a breach of any AML/CFT Requirements.

38.6. The Client agrees that HBML may take reasonable time to consider, verify or block a Transaction, if the Client or any other person or entity in connection with the Transaction becomes a Proscribed Person or has a Proscribed Address, or upon the occurrence of a match on HBML’s sanctions filters.

39. Common Reporting Standard

The Client hereby acknowledges that HBML is committed to the common reporting standard as imposed by the automatic exchange of financial information which have been incorporated into Applicable Laws. As a result the Client hereby authorizes HBML to collect information regarding the Client (including but not limited to the Client’s name, the Client’s address, the Client’s jurisdiction of residence, the Client’s taxpayer identification number, the Client’s balance of Digital Assets in the Account, the total amount of dividends and/or interest as received by the Client as a result of holding the Digital Assets, all of the above common reporting standard information relating to the Client’s controlling person (collectively, the “CRS Information”)), by way of the Client completing a self-certification statement to HBML as required by HBML from time-to-time, and retain the CRS Information for a period of no less than seven (7) years from the moment of collection, and also authorizes HBML to furnish reports including the Client’s CRS Information for the purpose of being submitted to the relevant Government Agencies. The Client further acknowledges that it is an offence under the Applicable Laws to make any misleading, false or incorrect statement to HBML when providing the CRS Information and the Client hereby warrants that all CRS Information provided is accurate and the Client shall keep HBML updated should there be any changes to the Client’s CRS Information.

40. Market Misconduct

40.1. The Client hereby acknowledges that HBML is committed to the highest standards of market surveillance compliance and requires all its employees as well as its clients to adhere to these standards to prevent the use of HashKey Exchange for market manipulation and to engage in abusive activities or market misconduct. The Client hereby agrees to comply with the same standard and not engage in activities which constitute market misconduct under the Applicable Laws including, but not limited to, the following:

(a) insider dealing;

(b) false trading;

(c) price rigging;

(d) disclosure of information about prohibited Transactions;

(e) disclosure of false or misleading information inducing Transactions; and

(f) market manipulation.

40.2. If HBML notes or suspects any market misconduct, the Client understands that the Client’s Account(s) may be suspended and/or terminated and the relevant activities may be reported to the relevant Government Agencies.

41. Client Identity

The Client shall, immediately upon request by HBML provide details of the Client’s proof of identity, address, occupation and contact details (as requested by HBML) of the person with the ultimate beneficial interest in the relevant Transaction. The Client shall also inform HBML of the identity, address, occupation and contact details of any other party (if different from the Client or the ultimate beneficiary) that originated the relevant Transactions. Further, the Client shall also disclose to HBML details of the Instruction(s).

42. Clearly Erroneous Transaction Policy and Transaction Records

42.1. The Client acknowledges that HBML may consider in HBML’s sole and absolute discretion a Transaction to be clearly erroneous when its price is substantially inconsistent with the market price at the time of execution (each, a “Clearly Erroneous Transaction”). In making a determination, HBML may take into account the circumstances at the time of the Transaction, the preservation of the integrity of the market, the maintenance of a fair and orderly marketplace and any other relevant factors. The Client is responsible for ensuring that the appropriate price and Instruction is given to HBML. The Client acknowledges that a simple assertion by the Client that a mistake was made in giving an Instruction, or that the Client has failed to pay attention to or update any Instruction, may not be sufficient to establish it as a Clearly Erroneous Transaction.

42.2. The Client agrees and understands that if HBML determines a Transaction to be a Clearly Erroneous Transaction, HBML may declare it null and void, in whole or in part, even if the Client and/or any other party does not agree to cancel or modify it. In determining whether a Transaction is a Clearly Erroneous Transaction, HBML may consider the following:

(a) suspicious trading activities;

(b) violations of the Rules on HashKey Exchange;

(c) if there was an obvious error in any term, including, but not limited to, price, amount of Digital Assets, or other unit of trading;

(d) if there was a disruption or malfunction in the operation of any trading system or component of HashKey Exchange, or any other relevant Digital Asset network; and

(e) if there were extraordinary market conditions or other circumstances in which the nullification or modification of Transactions may be necessary for the maintenance of a fair and orderly market.

42.3. The Client authorizes HBML to make a determination and take any action pursuant to this Clearly Erroneous Transaction Policy within two (2) business days of a Transaction.

42.4. The Client acknowledges and agrees that if HBML amends a transaction in accordance with Clause 42.2 above, HBML will notify the Client of the details of the amended terms of the Transaction to the Client in accordance with Clause 44 of this Agreement and will affect such transfers to Digital Assets or fiat currencies (if and where applicable) to and/or from the Account as required.

42.5. The Client acknowledges and agrees that he/she shall be solely responsible for his/her own transactions with any third parties that may have been entered in connection with or reliance on any Transaction(s) that may be subject to any amendment in accordance with this Clause 42.

42.6. The Client should regularly check the Transaction history recorded in the Account to ensure that he/she notifies HBML as soon as possible of any unauthorized or incorrect transactions. Notifying HBML of any unauthorized or incorrect transactions does not guarantee that HBML will be able to reverse, amend or reimburse the Client for the Transaction.

43. Termination

43.1. Termination by Notice

These Terms may be terminated by either party by giving not less than five (5) business days’ prior written notice to the other party. Termination of these Terms shall not affect any Instruction executed for the Client or prejudice or affect any rights, powers, duties and obligations of either party accrued prior to the termination.

43.2. HBML may also terminate these Terms immediately upon the occurrence of any one or more of the following events:

(a) the occurrence of any of the Events of Default referred to in Clause 26.1;

(b) the withdrawal of the Client’s authorization to HBML to hold Digital Assets on behalf of the Client;

(c) where HBML reasonably suspects that the Client’s Account is used by persons other than the Client or any Authorized Person(s) or for market misconduct referred to in Clause 40 or any illegal, fraudulent, or unauthorised purpose;

(d) where HBML is required to do so by Applicable Law, or any court or authority to which HBML is subject in any jurisdiction;

(e) the use of the Client’s Account is subject to any pending, ongoing or threatened litigation, investigation, or judicial, governmental or regulatory proceedings and/or HBML perceives a heightened risk of legal or regulatory non-compliance associated with the Account activity;

(f) where HBML has reasonable concerns regarding the Client’s creditworthiness or financial status, including but not limited to situations where the Client becomes insolvent or bankruptcy proceedings are filed against the Client;

(g) where HBML suspects that there is an occurrence of money laundering, terrorist financing, fraud or any other crime in connection with the Account or the Client’s use of the Services;
(h) where the Client no longer maintains an Account with HashKey Exchange; or

(i) there is any other valid reason which requires HBML to do so.

43.3. The Client acknowledges and agrees that the events set out in Clause 43.2 is a non-exhaustive list and HBML’s decision to take certain actions, including but not limited to termination, suspension or restriction of access to or trade under an Account or any Product or Services may be based on confidential reasons that are essential to HBML’s risk management, security or other compliance protocols.

43.4. In addition to the above, HBML may suspend, restrict, or terminate the Account (and any accounts beneficially owned by related entities or affiliates of the Client), freeze, or lock the funds in all such Accounts, and suspend the Client’s access to the HashKey Exchange where:

(a) the Client’s Account has been classified as a dormant account as reasonably determined by HBML;

(b) the Client acts in a manner that is abusive of the Account as reasonably determined by HBML;
(c) HBML decides not to provide any services in relation to the Account;

(d) where HBML detects unusual activity or suspects that the Account is being used to engage in illegal activities;

(e) if the Client fails to pay the fees and charges included or the Client fails to pay any amount owing to HBML or its Affiliates;

(f) the Account is subject to a government proceeding, criminal investigation, or other pending litigation;

(g) HBML is required to do so by a court order or command by a regulatory/government authority; or

(h) any other circumstance which requires HBML to do so.

43.5. Termination of these Terms under this Clause is without prejudice to any other provisions of these Terms and shall not affect:

(a) any Transactions entered into by HBML pursuant to these Terms before the termination;

(b) any accrued rights or liabilities of any of the parties which may already have arisen pursuant to these Terms;

(c) any warranties, representations, undertakings and indemnities given by the Client pursuant to these Terms;

(d) any rights of HBML over any of the Client’s property in the possession or control of HBML whether the same be held for safe custody, and whether pursuant to these Terms or otherwise so long as there are any outstanding liabilities of the Client to HBML; and

(e) the rights or liabilities of either party to these Terms arising out of, or in connection with, any outstanding orders or open contracts at the time of such termination whether with respect to commissions, expenses, indemnities or otherwise whatsoever or howsoever in accordance with these Terms until all such orders or contracts have been closed out or settlement and/or delivery has been effected and all such liabilities have been fully discharged.

43.6. Upon termination of these Terms under this Clause, all amounts due or owing by the Client to HBML under these Terms shall become immediately due and payable. Within a commercially reasonable period following termination and subject to these Terms and Applicable Laws and provided that the Account is not suspended or restricted in accordance with Clause 43.4 above, HBML shall release or otherwise return all Client assets held by HBML to the Client.

43.7. All provisions in the Agreement in connection with payments, clawbacks, indemnities, limitation of liability, disclosure of information (including confidentiality), set-off, currency conversion, Tax, and the provisions in Part 2 (General Provisions) survive termination of the Agreement.

44. Notice and Communication

44.1. Any notice or other communication to be given or made pursuant to these Terms by HBML to the Client may be made by personal delivery, prepaid post, electronic means or facsimile and shall be deemed to have been duly served:

(a) If delivered personally or by electronic means, at the time of delivery;

(b) If sent by prepaid post, 48 hours after posting; and

(c) If sent by facsimile, at the time of sending.

44.2. Any such notice or communication shall be sent to the Client at the address, facsimile number or e-mail address last known to HBML.

44.3. Any notice or communication made or given by the Client will be effective only upon actual receipt by HBML.

44.4. Any notice or communication may include:

(a) the Terms and policies (e.g., the Complaint Handling Procedure, Privacy Policy, and Rules), including updates to these agreements and policies;

(b) account details, history, transactions, receipts, confirmations, and any other account or transaction information;

(c) legal, regulatory, and tax disclosures or statements HBML may be required to make available to the Client. Clients are responsible for verifying transaction statements for correctness and inform HBML of any suspected errors; and

(d) responses to claims, complaints or customer support inquiries filed in connection with the Account and the Services.

44.5. The Client is responsible for keeping its contact details up to date (through updating its information on the Website, through the HashKey Exchange mobile application or through contacting Customer Support) and will promptly notify HBML in writing of any change in the Client’s name, address, facsimile number, e-mail address or other electronic delivery address. Until HBML has received and had reasonable time to act on any notice of a change, HBML may continue to send communications to the Client’s recorded address, facsimile number, e-mail address or other electronic delivery address, and any such communications will be deemed to have been delivered to the Client, whether or not the Client actually received them.

44.6. The Client acknowledges and agrees that it is responsible for having any necessary hardware, software, internet access, technology access, e-mail address or other electronic address to receive and access the communications sent electronically, including a printer or other device to download and save any information that the Client may wish to retain.

44.7. The Client understands that certain risks are associated with the electronic delivery of communications including but not limited to information technology risks, unauthorized access, systems outages, delays, disruptions in telecommunications services and the internet. The Client understands and acknowledges that communications transmitted electronically may be altered or changed during the process of transmission and consequently HBML does not accept any liability or responsibility whatsoever in respect of any such alteration or change. Electronic messages (including e-mails) may contain computer viruses or other defects, may not be accurately replicated on other systems, or may be intercepted, deleted or interfered with or without the knowledge of the sender or the intended recipient. HBML makes no warranties in relation to these matters. HBML reserves the right to intercept, monitor and retain electronic messages to and from its systems as permitted by Applicable Laws. The Client’s use of electronic media is at the Client’s own risk and it is the Client’s responsibility to take precautions to ensure that any such electronic medium is free from viruses and other items of a destructive nature.

44.8. Subject to Applicable Laws, Instructions and communications digitally signed and supported by a digital certificate have the same validity, admissibility and enforceability as if signed in writing. Without prejudice to the generality of the foregoing, the Client acknowledges and agrees that electronically executed contracts are enforceable, notwithstanding the legal risks associated with them. The Client agrees not to dispute the contents of any notice or communication sent by HBML via electronic means.

44.9. If an Account is established for more than one person, notices and communications (including notices of any variation to the Agreement and any statements (including any consolidated statements)) sent to the email notified to HBML as the email for receipt of notices and other communications in connection with the Agreement are taken to be given to all persons.

44.10. The Client agrees that HBML may charge the Client a reasonable charge for the delivery of paper copies of any communications that have previously been or would otherwise be delivered to the Client electronically. The Client further agrees that neither the Client’s request for paper copies, nor HBML’s delivery of paper copies will imply that the previous electronic delivery of the communications did not constitute good and effective delivery.

PART 2 – General Provisions

45. Time is of the Essence

Time shall in every respect be of the essence under these Terms.

46. Waiver and Variation

A provision of the Agreement, or right created pursuant to it, may not be waived except in writing signed by the party or parties to be bound and is only effective for the purpose for which it is given. The Client acknowledges and agrees that, subject to the Agreement and any Applicable Laws, various features of the activities contemplated by the Agreement may be changed by HBML at any time, including without limitation any applicable costs.

47. Invalidity

If any one or more of the provisions contained in these Terms shall be invalid, unlawful or unenforceable in any respect under any Applicable Laws, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

48. Assignment

48.1. These Terms shall benefit, and be binding on, HBML and the Client, their respective successors and subject to this Clause 48.1, any permitted assignee or transferee of any or all of HBML’s rights or obligations under these Terms.

48.2. The Client may not assign or transfer all or any of the Client’s rights or obligations under these Terms.

48.3. HBML may assign or transfer all or part of HBML’s rights, benefits and obligations hereunder to such person(s) and disclose to a potential transferee or any other person proposing to enter into contractual arrangements with HBML in relation to these Terms such information about the Client as HBML may at its absolute discretion think fit to the extent permitted by Applicable Laws. HBML shall notify the Client of any such assignment or transfer as soon as commercially practicable.

48.4. Without limiting Clauses 48.1 to 48.3, in the event that HBML is restructured or acquired, merged or consolidated with another entity, the Client agrees that HBML may transfer or assign the information it has collected from the Client and our relationship with the Client (including these Terms) as part of such restructuring, merger, acquisition or consolidation.

49. Exercise of Rights

49.1. Unless expressly stated otherwise in the Agreement, HBML may, without giving any reason, exercise a right or remedy, give or refuse its consent or approval, and/or make any other determination or decision in connection with the Agreement in any way it considers appropriate in its absolute discretion, including by imposing conditions.

49.2. HBML shall not be liable for any Loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising, a right or remedy, whether or not caused by its negligence.

49.3. HBML’s rights and remedies under the Agreement are in addition to other rights and remedies provided by Applicable Laws independently of the Agreement, do not merge with and are not adversely affected by any other agreement and may be executed independently or together with any rights or remedies including under any other agreement, and are not affected by any payment, settlement or anything which might otherwise affect them pursuant to Applicable Laws including the variation of the Agreement or the insolvency of any person.

50. Non-Waiver

No failure, delay or omission in exercising any right, power or privilege by HBML in respect of these Terms will operate as a waiver, nor shall a single or partial exercise, enforcement or waiver of any such right, power or privilege preclude HBML from further exercise, enforcement, or the exercise or enforcement of any other right, power or privilege hereunder.

51. Approvals and Consents

HBML does not make or give any warranty or representation as to any circumstance relating to the subject matter of the consent or approval merely by virtue of having given its approval or consent.

52. Complying with an Order from a Court or Government Agency

The Client shall not commence proceedings against HBML in relation to its actions if HBML is acting only in accordance with such orders served upon it from a court or a Government Agency.

53. Third Party Services

Subject to the other provisions of the Agreement, and to Applicable Laws, HBML may (a) employ independent contractors and agents (including correspondents) or utilize the services of its Affiliates or another third party to make certain functions or information available to the Client and/or otherwise to effect the services provided for under the Agreement, on such terms that HBML considers appropriate. Any such persons may be located in a jurisdiction outside of Bermuda; and (b) change any service provider at any time without prior notice. The Client acknowledges and agrees that in addition to the Agreement, the Client’s use of such services provided for under the Agreement may be subject to the terms and conditions imposed by relevant third parties from time to time, as notified to the Client.

54. Joint and Several Liabilities

If the Client consists of more than one person, then the liabilities of each such person hereunder shall be joint and several. Any notice, payment or delivery by HBML to either or any one of the joint account holders shall be a full and sufficient discharge of HBML’s obligations to notify, pay or deliver under these Terms.

55. Material Change

Either party will notify the other in the event of any material change to the information contained in these Terms or provided to the other party pursuant to these Terms as soon as practicable after it becomes aware of the change. HBML shall notify the Client in writing of any material changes to the Rules, HBML’s licensing status with the BMA or licence/registration information, or any other material changes that may affect the Client’s account. For the purposes of this clause, a “material change” means any change that is likely to have a significant impact on the other party’s rights or obligations under these Terms.

56. Severability

If and to the extent that an Applicable Law is inconsistent with the Agreement in a way that would otherwise have the effect of making a provision of the Agreement illegal, void or unenforceable, or contravene a requirement of any Applicable Laws or impose an obligation or liability which is prohibited by that Applicable Laws, then such Applicable Laws shall override the Agreement to the extent of the inconsistency, and the Agreement is to be read as if that provision were varied to the extent necessary to comply with those Applicable Laws and avoid their effect (or, if necessary, omitted).

57. Third Party Rights

The Agreement does not create or confer any rights or benefits enforceable by any person not a party to it except HBML’s Affiliates and nominees, and any other indemnified party (as set out in Clause 19) may enforce its rights or benefits in the Agreement, including any indemnity, limitation or exclusion of liability; and a person who is a permitted successor or assignee of the rights or benefits of HBML under the Agreement may enforce those rights or benefits. Notwithstanding the foregoing, no consent from the persons referred to in this Clause shall be required for the parties to vary or rescind the Agreement (whether or not in a way that varies or extinguishes rights or benefits in favor of those third parties).

58. Risk Disclosure and Disclaimer

58.1. The Client declares and acknowledges that the Risk Disclosures Statement available on the Website associated with trading Digital Assets has been fully explained to the Client in a language that the Client understands and chooses and the Client has been invited to read the Risk Disclosures Statement associated with trading Digital Assets. The Client has been given the opportunity to ask questions and to seek independent legal and financial advice if the Client wishes. The Client further declares that the Client has carefully and thoroughly read the Risk Disclosures Statement associated with trading Digital Assets and fully understands and accepts its contents and agrees to be bound by the same.

58.2. The Client represents, warrants and undertakes to HBML that if the Client gives Instructions for effecting Transactions under the Account:

(a) the Client fully understands the nature, features and risks of the Digital Assets and is willing to bear such risks;

(b) the Client has sufficient net worth to be able to assume the risks and bear the potential losses of trading in the Products; and

(c) the Client has thoroughly and independently considered the risks involved, its investment objectives, financial needs and commitments and the Client’s own circumstances before giving the Instructions, whether or not the Client has trading experience with respect to such or any Digital Assets.

58.3. The Client acknowledges, understands and agrees that:

(a) the price of Digital Assets and the income from them (if applicable) can be extremely volatile and highly unpredictable. Any individual Digital Asset may experience upward or downward price movements and may even become valueless. There is an inherent risk that significant losses may be incurred over a short period of time rather than profit made as a result of buying and selling Digital Assets;

(b) the actual bid and offer prices of any Transaction will be determined at the time when such Transaction is effected and any figures which may have been quoted by HBML or HBML’s representatives prior to such Transaction are indicative only;

(c) any price of any Digital Asset quoted by HBML in response to any enquiry by the Client is for reference only and shall not be binding on HBML or any of HBML’s market information providers. HBML shall be entitled to act on any Instruction for the sale and purchase of any Digital Asset even if the price of such Digital Asset has altered to the disadvantage of the Client between the time of HBML’s receipt of such Instruction and the time at which HBML or HBML’s agent completes any such sale or purchase;

(d) the use of any HBML service does not guarantee a fault-free service and may, from time to time, encounter technical failure, delay, malfunction or interruption that may impact or interfere with the Client’s trading activity;

(e) the configuration of any third party software to HashKey Exchange is the Client’s own responsibility and technical assistance from HashKey Exchange support may be limited;

(f) Digital Assets are highly risky and the Client should exercise caution in relation to the products;

(g) a Digital Asset may or may not be considered as “property” under Applicable Laws, and such legal uncertainty may affect the nature and enforceability of the Client’s interest in such Digital Asset;

(h) the offering documents or product information provided by an issuer of Digital Assets have not necessarily been subject to scrutiny by any Government Agency;

(i) any Digital Assets held by HBML or its Affiliates are not eligible for any public or private deposit insurance protection or other programmes of a similar nature;

(j) investor compensation arrangements or other programmes of a similar nature do not necessarily apply to Transactions (irrespective of the nature of the relevant tokens);

(k) a Digital Asset is not necessarily legal tender, and it is not necessarily backed by any Government Agency;

(l) Transactions may be irreversible, and, accordingly, losses due to fraudulent or accidental Transactions may not be recoverable;

(m) the value of a Digital Asset may be derived from the continued willingness of market participants to exchange fiat currency for a Digital Asset, which means that the value of a particular Digital Asset may be completely and permanently lost should the market for that Digital Asset disappear. There is no assurance that a person who accepts a Digital Asset as payment today will continue to do so in the future;

(n) legislative and regulatory changes may adversely affect the use, transfer, exchange and value of Digital Assets;

(o) some Transactions may be deemed to be executed only when recorded and confirmed by HBML, which may not necessarily be the time at which the Client initiates the Transaction;

(p) the nature of Digital Assets exposes them to an increased risk of fraud or cyberattack;

(q) the nature of Digital Assets means that any technological difficulties experienced by HBML may prevent the Client from accessing his Digital Assets; and

(r) the Client may view content relating to the Products and Services provided by third parties, including links to web pages of such parties (“Third-Party Content”). HBML do not control, endorse or adopt any Third-Party Content and shall have no responsibility for Third-Party Content, including without limitation material that may be misleading, incomplete, erroneous, offensive, indecent or otherwise objectionable. HBML is not responsible or liable for any loss or damage of any sort incurred as the result of any such dealings, and the Client understands that its use of Third-Party Content, and its interactions with third parties, is at their own risk.

58.4. The Client expressly agrees that the Client’s use of HashKey Exchange, the Website and any Services of HBML is at the Client’s sole risk. The trading interface, the information and all aspects of HashKey Exchange (including, but not limited to, order execution) are provided on an ‘as is’ basis, without warranty of any kind, express or implied, including but not limited to warranties of title or implied warranties of merchantability or fitness for a particular purpose. No oral advice or written information given by HBML, its Affiliates or any information providers shall create a warranty. HBML does not guarantee the timeliness, sequence, accuracy or completeness of market data or any market information (including any information provided to the Client) at HashKey Exchange; and HBML shall not be liable in any way for any Losses arising from or caused by (i) any inaccuracy, error in or omission from any such data, information or message; (ii) any delay in the transmission or delivery thereof; (iii) any suspension or congestion in communication; (iv) any unavailability or interruption of any such data, message or information whether due to any act of HBML or (v) by any forces beyond the control of HBML.

59. Language

These Terms are written in an English version and may be translated to other languages. In the event of any conflict between any two versions or any ambiguity, the English version shall take precedence.

60. Amendment

60.1. HBML shall have absolute rights to amend, delete or substitute any of the terms herein or add new terms to the Agreement upon reasonable notice (and where required by Applicable Law, we may provide not less than 30 days prior notice for any material amendments) to the Client, in order to comply with regulatory requirements, to meet operational requirements or for other reasons that we deem necessary, including without limitation, any amendments to the fees. Where HBML amends these Terms, an amendment notice and the revised Terms (or relevant amended document) will be posted at the download forms column of the Website. The Client should visit the Website from time to time to obtain the latest Terms and read the terms thereof. Such amendment, deletion, substitution or addition shall be deemed as effective and incorporated herein (and shall form part of these Terms) on the date of publication of such amendment notice. Clients who object to the amendment will be given an opt-out option to terminate their Accounts under these Terms and should send written objections to HBML within fourteen (14) business days after the publication of such amendment notice at the Website, failing which you shall be deemed to have accepted such amendment, deletion, substitution or addition to the Terms and the revised Terms (or relevant amended document) shall be binding against you.

60.2. We may not be able to continue providing any Services to the Client if the Client objects to the amendment.

61. Governing Law and Applicable Regulation

These Terms and any Dispute shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”).

62. Jurisdiction and Dispute Resolution

62.1. The Client must notify HBML of any Dispute he/she may have in writing by sending a written notice to support@global-cs.hashkey.com before commencing arbitration proceedings in accordance with Clause 62.2. This written notice must (i) describe the nature and basis of the Dispute, (ii) set forth the specific relief sought, (iii) provide any existing reference number with HBML for the Dispute, and (iv) include the Account information and appropriate communication details. If the Dispute cannot be resolved following 30 days of the Client’s notice in writing, the Client may submit the Dispute to arbitration in accordance with Clause 62.2.

62.2. Any Dispute, controversy or claim arising out of or in connection with these Terms shall be referred to and finally and exclusively resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted, which are incorporated into this Clause. The law of this arbitration clause shall be governed by, and construed and interpreted in accordance with the laws of Hong Kong. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three. The arbitration proceedings shall be conducted in English.

62.3. The agreement to arbitrate shall be binding upon the parties, their successors and assigns and survive the termination of this Agreement.

62.4. Where a Client alleges or claims that a Dispute has arisen between it and any of the HBML’s Affiliates, nominees any other indemnified party (as set out in Clause 19) who is not otherwise a party to this Agreement, HBML’s Affiliates, nominees any other indemnified party may require that the Dispute be finally resolved by arbitration in accordance with Clause 62.2 (without prejudice to that party’s right to make a jurisdictional challenge), provided that such party exercises its right to arbitration under this Clause 62 by notice in writing to all parties to the Terms within 7 days of being notified in writing of the Dispute. For the avoidance of doubt, the Client provides express consent to the joinder of such indemnified party to an arbitration commenced pursuant to this Clause 62.

63. Class action waiver

63.1. Each party agrees that any Dispute shall be referred to arbitration in accordance with Clause 62 on an individual basis only and not as a claimant or class member in a purported class or representative action.

63.2. The Client agrees to waive any right for such Disputes to be brought, heard, or arbitrated as a class, collective, representative, or private attorney general action, to the extent permissible by Applicable Law. Combining or consolidating individual arbitrations into a single arbitration is not permitted without the consent of HBML.

64. Customs

Transactions effected by HBML on the Client’s behalf are subject to Applicable Laws, regulations, constitution, by-laws, rules, customs, usage, rulings and interpretations and transaction levies of the relevant market, HashKey Exchange, clearing house or jurisdiction as amended from time to time.

65. Survival

Upon the later of the closure of your Account and the termination of your access to and use of the Services the Terms shall terminate. All rights and obligations of the parties that by their nature are continuing will survive the termination of the Terms.

66. Confidentiality

The Client agrees that it will treat as confidential all information provided in the course of the Client’s use of the Services, including, but not limited to, any communication between the parties, any information or documents exchanged between the parties pursuant to Clause 60.1, any written information (including information provided in electronic form) or oral information which is confidential or a trade secret or proprietary and which is clearly identified as confidential at the time of disclosure or would be assumed by a reasonable person to be confidential under the circumstances surrounding the disclosure (the “Confidential Information”). Notwithstanding the foregoing, the Confidential Information will not include information which is: (a) already known by the Client prior to receipt from HBML; (b) publicly known or becomes publicly known through no wrongful act of the Client; (c) received from a third party without the Client having knowledge of a breach of any other relevant confidentiality obligation; or (d) independently developed by the Client. The obligations of this Clause 66 does not prevent the Client from disclosing Confidential Information either: (a) to a third party pursuant to a written authorization from HBML; or (b) to satisfy a requirement of, or demand by, a competent court of law or other tribunal or governmental, or administrative or regulatory or self-regulatory body or listing authority or any Applicable Law, provided that HBML is notified prior to such disclosure to the extent permitted by Applicable Law.

If the Client has any queries relating to these Terms, please address them by to support@global-cs.hashkey.com.

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